                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant :
Filed by a Party other than the Registrant[ ]

Check the appropriate box:
[ ]Preliminary Proxy Statement
[ ]Confidential, For Use of the Commission Only(as permitted by Rule 14a-6(e(2))
 X Definitive Proxy Statement
[ ]Definitive Additional Materials
[ ]Soliciting Material Under Rule 14a-12

                                  MEDAREX, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                       N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

X  No fee required.
[] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1)   Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

    (2)   Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------
    (4)   Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------
    (5)   Total fee paid:

          ----------------------------------------------------------------------
          Fee paid previously with preliminary materials:

          ----------------------------------------------------------------------
          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)   Amount Previously Paid:

          ----------------------------------------------------------------------
    (2)   Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------
    (3)   Filing Party:

          ----------------------------------------------------------------------
    (4)   Date Filed:

          ----------------------------------------------------------------------

                                  MEDAREX, INC.

                                 707 State Road
                           Princeton, New Jersey 08540

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Medarex, Inc. (the "Company"). The meeting will be held at 10:00 a.m. on Wednesday, May 22, 2002 at the Nassau Inn, located at 10 Palmer Square, Princeton, New Jersey 08542. The formal notice of the meeting follows on the next page. The notice identifies the four proposals to be voted upon at the meeting. We have also enclosed a proxy statement explaining the matters to be voted on and a separate proxy card on which you can cast your vote by mail.

Management will report on the Company's activities since the last Annual Meeting of Shareholders held on Wednesday, May 23, 2001, and shareholders will have an opportunity to ask questions.

Your interest in the affairs of the Company is welcomed and encouraged. It is very important that you promptly cast your votes on the matters to be considered at the meeting, regardless of the size of your holdings. Even if you plan to attend the meeting in person, we urge you to complete, sign and return the enclosed proxy as soon as possible. If you do this, your shares will be voted as you direct, even if you are unable to attend the meeting. Even if you send in your proxy, you can still attend the meeting and vote however you wish in person.

                                          Sincerely yours,

                                          /s/ Donald L. Drakeman

                                          DONALD L. DRAKEMAN
                                          President and Chief Executive Officer

April 17, 2002

                                  MEDAREX, INC.

                                 707 State Road

                           Princeton, New Jersey 08540

                            NOTICE OF ANNUAL MEETING

                    To Be Held at 10:00 a.m. on May 22, 2002

To Our Shareholders:

         Our Annual Meeting of Shareholders will be held at the Nassau Inn, located at 10 Palmer Square, Princeton, New Jersey 08542, on Wednesday, May 22, 2002 at 10:00 a.m. The purpose of the meeting is to vote on the following matters:

         1.   To elect three (3) Class II Directors for terms to expire in 2005;

         2. To approve the authorization of 3,000,000 new shares of common stock for additional awards to be granted under our 2001 Stock Option Plan;

         3.   To approve our 2002 Employee Stock Purchase Plan;

         4. To ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2002; and

         5. To transact any other business that may properly come before the meeting or any adjournments thereof.

         Only shareholders of record at the close of business on April 5, 2002 may vote at the meeting. A list of the shareholders entitled to vote at the meeting will be available for inspection at the meeting and for a period of ten
(10) days prior to the meeting during regular business hours at our corporate headquarters at 707 State Road, Princeton, New Jersey 08540. A Proxy Statement explaining the matters to be acted upon at the meeting follows. Please read it carefully.

         Whether or not you expect to be personally present at the meeting, please be sure that the enclosed Proxy is properly completed, dated, signed and returned without delay in the enclosed envelope. Any Proxy may be revoked at any time before it is exercised by following the instructions set forth on page two of the accompanying Proxy Statement.

                            BY ORDER OF THE BOARD OF DIRECTORS,

                            /s/ W. Bradford Middlekauff

                            W. BRADFORD MIDDLEKAUFF
                            Senior Vice President, General Counsel and Secretary

April 17, 2002

                                  MEDAREX, INC.

                                 PROXY STATEMENT

                 INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why Did You Send Me this Proxy Statement?

         We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors is soliciting your proxy to vote at the Annual Meeting of Shareholders. The meeting will be held on Wednesday, May 22, 2002. This Proxy Statement summarizes the information you need to know regarding the proposals to be voted upon at the meeting. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

         On or about April 19 , 2002, we will begin sending this Proxy Statement, the attached Notice of Annual Meeting and the enclosed proxy card to all shareholders entitled to vote at the Annual Meeting. Shareholders who owned our Common Stock as of the close of business on April 5, 2002 are entitled to vote at the meeting. On such date, there were 74,092,416 shares of our Common Stock outstanding. Common Stock is our only class of voting stock.

What Matters Are to Be Voted Upon at the Annual Meeting?

         Four proposals are being presented at the Annual Meeting for shareholder approval.

Proposal 1: Election of Three (3) Class II Directors

         The term of our current Class II Directors, Michael A. Appelbaum, Frederick B. Craves, Ph.D., and Michael W. Fanger, Ph.D., will expire at the Annual Meeting. We have nominated all three (3) for re-election as Class II directors for new three-year terms ending at the 2005 Annual Meeting.

Proposal 2: Approval of Authorization of an Increase in the Number of Shares Reserved for Issuance Under Our 2001 Stock Option Plan

         This proposal is to approve the authorization of 3,000,000 new shares of common stock for additional awards to be granted under the 2001 Stock Option Plan. A detailed description of the 2001 Stock Option Plan, including the federal income tax consequences of the Plan, begins on page 29 of this Proxy Statement.

Proposal 3: Approval of Our 2002 Employee Stock Purchase Plan

         This proposal is to approve our 2002 Employee Stock Purchase Plan. A detailed description of the 2002 Employee Stock Purchase Plan begins on page 40 of this Proxy Statement.

Proposal 4: Ratification of Appointment of Independent Auditors

         We have selected Ernst & Young LLP as our independent auditors for the current fiscal year. Although shareholder approval of this selection is not legally required, we are asking our shareholders to ratify the appointment of Ernst & Young LLP.

         As of the date of this Proxy Statement, these four proposals are the only matters which we intend to present at the meeting. We do not know of any other business to be presented at the meeting. If other business is brought before the meeting, the persons named on the enclosed proxy card will vote according to their best judgment.

How Many Votes Do I Have?

         Each share of Common Stock that you own entitles you to one vote on each matter voted upon at the Annual Meeting.

How Do I Vote by Proxy?

         Whether you plan to attend the Annual Meeting or not, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the meeting and vote in person.

         If you properly fill in your proxy card and send it to us in time to vote, your "proxy" (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make a specific choice, your proxy will vote your shares as recommended by the Board.

How Do I Revoke My Proxy?

         If you send in a signed proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of three ways:

         . You may send in another proxy with a later date.

         . You may notify our corporate Secretary in writing before the Annual Meeting that you have revoked your proxy.

         . You may vote in person at the Annual Meeting.

How Do I Vote in Person?

         If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on April 5, 2002, the record date for voting.

What Vote is Required to Approve Each Proposal?

Quorum: The presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote, i.e., 37,046,209 shares, will constitute a quorum for the Annual Meeting. If fewer than this number are present at the Annual Meeting, no business can be conducted other than the adjournment of the meeting. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum.

Approval of
the Proposals:         Other than the election of directors, which
                       requires a plurality of the votes cast, each matter to be submitted to the shareholders requires the affirmative vote of a majority of the votes cast at the meeting for approval.

The Effect of Broker
Non-Votes and
Abstentions:           For the  purposes of  determining  the number of votes
                       cast at the meeting, only those cast "For" or "Against" are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting. Under the rules of the National Association of Securities Dealers, Inc.
                       (the "NASD"), member brokers generally may not vote shares held by them in street name for customers unless they are permitted to do so under the rules of any national securities exchange of which they are a member. Under the rules of the New York Stock
                       Exchange, Inc. ("NYSE"), member brokers who hold shares in street name for customers have the authority to vote on certain items in the event that they have not received instructions from beneficial owners. NYSE member brokers who do not receive instructions from their customers are entitled to vote on all proposals presented in this Proxy
                       Statement.

How Does the Board Recommend I Vote on the Proposals?

         The Board recommends that you vote as follows:

         .    "FOR" the election of Mr.  Appelbaum,  Dr.  Craves and Dr. Fanger as Class II directors each to serve as a director until the 2005 Annual Meeting of Shareholders;

         .    "FOR" the increase in the number of shares reserved for issuance under the 2001 Stock Option Plan;

         .    "FOR" the 2002 Employee Stock Purchase Plan; and

         . "FOR" the ratification of Ernst & Young LLP as our independent auditors for the current fiscal year.

PROPOSAL 1 - ELECTION OF THREE CLASS II DIRECTORS

         Our Board of Directors is divided into three classes - Class I, Class II and Class III - in a manner providing for staggered three-year terms of classes. That is, one class is elected at each annual meeting of shareholders to serve for a three-year term. The Board is currently comprised of nine (9) members with three (3) members in each class.

         At the 2002 Annual Meeting of Shareholders, the terms of our three (3) current Class II Directors, Michael A. Appelbaum, Dr. Frederick B. Craves, and Dr. Michael W. Fanger, are expiring. We have nominated all three (3) each to serve as a director for a new three-year term ending at the 2005 Annual Meeting of Shareholders.

         Unless you properly mark the proxy card accompanying this Proxy Statement to withhold authority to vote for a nominee, your votes will be cast FOR the election of each of the nominees, or FOR one or more substitute nominees recommended by the Board of Directors in the event that one or more of our nominees should become unavailable for election.

         The following is a brief biography of each nominee for election as a director, the six (6) directors whose terms of office extend beyond the Annual Meeting and our executive officers.

Nominees for Election as Class II Directors - Terms Expiring in 2005.

         Michael A.  Appelbaum (age 56), Mr.  Appelbaum has been a Director
         ---------------------
since April 3, 1991. From July 29, 1991 until October 13, 2000, Mr. Appelbaum was our Executive Vice President - Finance and Administration, Treasurer and Chief Financial Officer. Mr. Appelbaum is currently our Executive Vice President. Mr. Appelbaum, who has been employed as a certified public accountant with Ernst& Young LLP, is also an attorney. He is a graduate of Fairleigh Dickinson University and received a J.D. degree from Suffolk University School of Law.

         Frederick B.  Craves,  Ph.D.  (age 56),  Dr.  Craves has been a
         ----------------------------
Director since August 4, 1998. Dr. Craves is a founder and Managing Director of Bay City Capital (BCC). He also chairs BCC's Executive Committee and serves on its Board of Directors. Prior to founding BCC, Dr.Craves spent more than 20 years leading and managing biotechnology and pharmaceutical companies. He was an Executive Vice President of Schering Berlin, Inc. and Chief Executive Officer and President of Berlex Biosciences, a research, development and manufacturing organization. He was also the founding Chairman of the Board and Chief Executive Officer of Codon and the co-founder of Creative Biomolecules, Inc. Currently, Dr. Craves is Chairman of the Board of Epoch BioSciences, Inc. and NeoRx Corporation. He is on the Board of Directors of Bioseck, Inc., Incyte Genomics, Eos Biotechnology, Inc., Cacheon, Inc. and is Vice Chairman of Reliant Pharmaceuticals LLC. Dr. Craves received a Ph.D. in Pharmacology and Toxicology from the University of California, San Francisco, and a B.S. in Biology from Georgetown University.

         Michael W. Fanger, Ph.D. (age 61), Dr. Fanger has been a Director and
         ------------------------
Chairman of our Scientific Advisory Board since our inception in 1987 and was our Secretary from May 18, 1990 to April 3, 1991. Dr. Fanger has been Chairman of the Department of Microbiology at Dartmouth Medical School since July 1992 and a Professor of Microbiology and Immunology and Medicine at Dartmouth Medical School since 1981. Dr. Fanger is a graduate of Wabash College and received a Ph.D. degree in Biochemistry from Yale University.

Incumbent Class I Directors - Terms Expiring in 2003.

         Donald L. Drakeman,  Ph.D. (age 48), Dr. Drakeman has been our
         --------------------------
President, Chief Executive Officer and a Director since our inception in 1987. Dr. Drakeman is a graduate of Dartmouth College and received a J.D. degree from Columbia University, where he was a Harlan Fiske Stone scholar, and a Ph.D. in the humanities from Princeton University, where he has served as a member of the faculty. Dr. Drakeman is also a director of Oxford GlycoSciences plc, a publicly traded biotechnology company.

         Ronald J. Saldarini,  Ph.D. (age 62), Dr. Saldarini was the President
         ---------------------------
of Wyeth Lederle Vaccines and Pediatrics, a division of American Home Products Corporation from January 1995 to his retirement in June 1999. Dr. Saldarini is currently an associate with Naimark and Associates, a consulting firm which provides services to the healthcare industry, serves on two committees (Military Vaccines and Immunization Finance) at the National Academy of Sciences Institute of Medicine and is a consultant to the Malaria Vaccine Initiative. He was a member of the National Vaccine Advisory Committee and the National Advisory Commission on Childhood Vaccines. Dr. Saldarini is a graduate of Drew University and received a Ph.D. degree in Biochemistry and Physiology from the University of Kansas. Dr. Saldarini is also a director of Cellegy Pharmaceuticals, Inc., a publicly traded biopharmaceutical company.

         Charles R. Schaller (age 66), Mr. Schaller has been a Director since
         -------------------
our inception in 1987, and was Chairman of our Board of Directors until May 18, 1997. Since 1989, Mr. Schaller has been a chemical industry management consultant and is currently a director of AstroPower, Inc., a publicly held major U.S. manufacturer of photovoltaic (PV) products. Mr. Schaller is a graduate of Yale University and is a graduate of the program in management development at Harvard Business School. Incumbant Class III Directors - Terms Expiring in 2004.

         Irwin Lerner (age 71), Mr. Lerner has been a Director  since
         ------------
September 8, 1995. On May 19, 1997, Mr. Lerner became Chairman of the Board of Directors. From June 15, 2001 to December 31, 2001, Mr. Lerner served as Chief Executive Officer of Reliant Pharmaceuticals LLC. Mr. Lerner served as Chairman of the Board of Directors and of the Executive Committee of Hoffmann-La Roche Inc., a pharmaceutical and health care company, from January 1993 until his retirement in September 1993, and also served as President and Chief Executive Officer from 1980 through December 1992. Mr. Lerner served for 12 years on the Board of the Pharmaceutical Manufacturers' Association, where he chaired the Association's FDA Issues Committee. Mr. Lerner received a B.S. and an M.B.A. from Rutgers University. He is currently a Distinguished Executive-in-Residence at Rutgers University Graduate School of Management. Mr. Lerner is also a director of Humana Inc., Covance, Inc., V.I. Technologies, Inc., Inhale Therapeutic Systems, Inc. and Genmab A/S, all publicly traded biotechnology companies.

         Julius A. Vida,  Ph.D. (age 73), Dr. Vida has been a Director
         ----------------------
since February 9, 1994. Since 1993, Dr. Vida has been a self-employed pharmaceutical consultant with VIDA International Pharmaceutical Consultants. From 1975 until his retirement in 1993, Dr. Vida held various positions at Bristol-Myers Squibb Co. and its predecessors. From 1991 to 1993, Dr. Vida was Vice President, Business Development, Licensing and Strategic Planning, and from 1985 to 1991, he was Vice President, Licensing. Dr. Vida graduated from Pazmany Peter University, Budapest, Hungary, holds an M.S. and a Ph.D. in Organic Chemistry from Carnegie Institute of Technology, was a Postdoctoral Fellow at Harvard University, and holds an M.B.A. from Columbia University. Dr. Vida is also a director of Orphan Medical, Inc., a publicly traded biotechnology company.

         W. Leigh  Thompson,  Jr.,  M.D., Ph.D. (age 63), Dr. Thompson has
         --------------------------------------
been a Director since April 12, 1996. Dr. Thompson is currently the President and Chief Executive Officer of Profound Quality Resources Ltd., consultants to the health care industry. From 1982 until 1994 Dr. Thompson was at Eli Lilly and Company retiring as Chief Scientific Officer. He was also Professor of Medicine at Indiana University and Case Western Reserve University and Assistant Professor of Medicine and Pharmacology and Experimental Therapeutics at The Johns Hopkins Hospital. Dr. Thompson received a B.S. from the College of Charleston; M.S., Ph.D. and Sc.D. degrees in Pharmacology from the Medical University of South Carolina; an M.D. degree from The Johns Hopkins University and completed his internal medicine training on the Osler Service at The Johns Hopkins Hospital and as a Staff Associate at the NIH. Dr. Thompson is a director of Bioanalytical Systems, Inc., ConjuChem, Inc., DepoMed, Inc., Guilford Pharmaceuticals, Inc., Inspire Pharmaceuticals, Inc., La Jolla Pharmaceuticals, Inc., Orphan Medical, Inc. and Tanabe Research Laboratories, Inc., all publicly traded biopharmaceutical companies.

Board Committees.

         The Board of Directors has established three (3) permanent committees: the Audit Committee, the Stock Option Committee and the Compensation Committee. None of the directors who serve on any of these three (3) committees are employees of our company or our subsidiaries. The Audit Committee is currently comprised of Mr. Lerner, Dr. Fanger and Mr. Schaller. The Stock Option Committeeis currently comprised of Mr. Lerner and Dr. Fanger. The Compensation Committee is currently comprised of Mr. Lerner, Mr. Schaller and Dr. Vida.

         The functions of our Audit Committee include recommending the engagement and discharge of the independent auditors, directing and supervising special investigations, reviewing with the independent auditors the plan and results of our procedures for internal auditing, reviewing the independence of the independent auditors, considering the range of audit fees and reviewing the adequacy of our system of internal accounting controls. The Audit Committee operates under a charter adopted by the Board, a copy of which is attached hereto as Appendix A. The Audit Committee held five meetings in 2001 and has held three meetings to date in 2002.

         The functions of our Stock Option Committee are to administer our stock option plans (the "Plans") and to review and determine the officers, directors (excluding committee members), employees and consultants to whom stock options should be granted, the number of options and the option price to be paid. Our Stock Option Committee acted 184 times in 2001 and has acted 32 times to date in 2002.

         The functions of our Compensation Committee are to review and determine salaries for officers and key employees as well as review and determine bonuses and other special awards of employee compensation and benefits. The Compensation Committee held two meetings in 2001 and has held one meeting to date in 2002.

         We currently have no executive committee or standing nominating committee. Under the terms of a Rights Exchange Agreement with BCC Acquisition I LLC ("BCC"), so long as BCC holds at least 5% of our voting securities, we have agreed to use our reasonable best efforts to have a representative of BCC included in our Proxy Statement as a nominee of the board of directors for election to the board and to cause such person to be elected to serve on our board. Dr. Frederick B. Craves is BCC's current designee to our board of directors

         Our Board of Directors held six meetings in 2001. Each of the directors attended at least 80% of the total of the Board and their committee meetings held during 2001.

Compensation of Directors.

         Our non-employee directors receive $1,000 per meeting, as compensation for their attendance at regular and special meetings of the Board. In addition, all directors are reimbursed for their reasonable out-of-pocket expenses incurred in connection with their duties to us. In May 2001, Dr. Saldarini received a stock option award of 50,000 shares at an exercise price of $28.47 per share. In addition, in May 2001, Mr. Lerner received a stock option award of 7,000 shares and Dr. Vida received a stock option award of 2,500 shares at an exercise price of $28.47 per share. During 2001, no director received any other compensation for services rendered to us as a director.

Other Compensation Paid to Our Directors During 2001.

         During 2001, Mr. Schaller was paid for services rendered to us as a management consultant, and Dr. Fanger was paid for services rendered to us as a scientific and technical consultant. In addition, Dr. Vida, Dr. Thompson, and Mr. Lerner were paid for services rendered to us as business development consultants. These fees did not exceed $50,000 individually or $127,000 in the aggregate.

Executive Officers.

         Our executive officers are Dr. Donald L. Drakeman - President and Chief Executive Officer, Michael A. Appelbaum - Executive Vice President, Christian S. Schade - Senior Vice President, Finance and Administration, and Chief Financial Officer, Dr. Nils Lonberg - Senior Vice President, Scientific Director, W. Bradford Middlekauff - Senior Vice President, General Counsel and Secretary, and Dr. Ronald A. Pepin - Senior Vice President, Business Development.

         Set forth below is certain information concerning Mr. Schade, Dr. Lonberg, Mr. Middlekauff and Dr. Pepin.

         Christian  S. Schade (age 41),  Mr.  Schade is our Senior Vice
         --------------------
President, Finance and Administration, and Chief Financial Officer. Mr. Schade joined us on October 13, 2000. Prior to joining us, Mr. Schade was a Managing Director of Merrill Lynch & Co. Mr. Schade was employed by Merrill Lynch from March 1992 until October 2000, and was involved in Merrill Lynch's international capital markets and corporate funding groups. Mr. Schade is a graduate of Princeton University and received an M.B.A. degree from the Wharton School of the University of Pennsylvania.

         Nils Lonberg, Ph.D.  (age 46), Dr. Lonberg is our Senior Vice
         -------------------
President, Scientific Director. Dr. Lonberg joined GenPharm International, Inc. in 1990 as a Senior Scientist and was promoted to Director, Molecular Biology in 1994. Mr. Lonberg joined us on October 21, 1997 upon our acquisition of GenPharm. Prior to joining GenPharm, Dr. Lonberg was a Post-Doctoral Fellow at Memorial Sloan-Kettering Cancer Center in New York, New York. He received a Ph.D. in Biochemistry and Molecular Biology from Harvard University.

         W.  Bradford  Middlekauff (age 40),  Mr.  Middlekauff  is our Senior
         -------------------------
Vice President, General Counsel and Secretary. Mr. Middlekauff joined us on March 2, 2000. Prior to joining us, Mr. Middlekauff was Vice President, Business Development and General Counsel at Algos Pharmaceutical Corporation from August 1998 until February 2000. From September 1993 until July 1998, Mr. Middlekauff was an associate with the law firm of Cooley Godward LLP, where he advised life science companies on business and legal aspects of research and development, corporate partnering and licensing, product commercialization and corporate financing. Mr. Middlekauff is a graduate of Brown University and received a J.D. degree from Yale Law School.

         Ronald A. Pepin, Ph.D. (age 46), is our Senior Vice President,
         ----------------------
Business Development. Dr. Pepin joined us in August 2000 as Vice President, Business Development. Prior to joining us, Dr. Pepin was Executive Director, External Science and Technology at the Bristol-Myers Squibb Company. Dr. Pepin was employed by Bristol-Myers Squibb Co. from March 1990 until July 2000 and was responsible for the licensing of new technologies and establishing research collaborations. Dr. Pepin is a graduate of Tufts University and received a Ph.D. in Molecular Genetics from Georgetown University.

         There are no family relationships among any of our directors or executive officers.

Compensation of Executive Officers.

Report of the Compensation and Stock Option Committees on Executive
Compensation.

         Compensation Philosophy and Policies. Our fundamental executive compensation philosophy is to enable us to attract and retain key executive personnel and to motivate those executives to achieve our objectives. We are still in the research and development phase and have not yet achieved profitability; therefore, some of the traditional methods of evaluating executive performance, such as profit levels and return on equity, would be inappropriate. Accordingly, assessment of each executive's performance is based on attainment of his or her specific personal objectives in light of our overall annual strategic goals. Among other things, we examine three (3) specific areas in formulating the compensation packages of our executive officers. These areas, followed by specific inquiries made by the Committees within such areas, are as follows:

Our Company's Performance:
--------------------------

         . The extent to which our key research, clinical, product manufacturing, business development and financial objectives have been met during the preceding fiscal year.

         .     The development, acquisition and licensing of key technology.

         . Our achievement of certain milestones, whether specified in agreements with third party collaborators or determined internally.

         .     Accessing capital.

Executive Performance:
----------------------

         . An executive's involvement in and responsibility for the development and implementation of strategic plans and the attainment of our strategic and operating objectives, along with achievement of agreed upon personal objectives.

         . The participation by an executive in the relationship between us and the investment community.

         . The involvement of an executive in personnel recruitment, retention and morale.

         . The responsibility of the executive in working within operating budgets, controlling costs and other aspects of expense management.

Other Factors:
--------------

        The necessity of being competitive with companies in the biotechnology industry, taking into account relative company size, stage of development, performance and geographic location as well as individual responsibilities and performance.

         Each executive officer's compensation package is reviewed annually and is comprised of up to four (4) components: base salary, cash bonuses, restricted stock and stock options. In addition to these components, executive officers are eligible to participate in all employee benefit programs generally available to all of our other employees.

         Base Salary. In setting the base levels for each executive officer, the Compensation Committee reviews surveys and other available information on the base salaries of executive officers in comparable positions at other biotechnology companies. Factors considered include, but are not limited to, company size, stage of development of a company's products and geographic location. The Compensation Committee also considers the individual experience level and actual performance of each executive officer in light of our needs and objectives.

         Bonus Awards. We do not have formal incentive or bonus plans for executives. As part of the review and setting of annual compensation, annual cash bonuses tied to the achievement of certain specific personal and corporate objectives and milestones have, to date, been awarded to all of our executive officers. Awards have been, and are expected to continue to be, based on our attainment of annual milestones and accomplishments identified by the Board of Directors and are granted at the discretion of the Compensation Committee.

         Stock Option Plans. Subject to the terms of the Plans, the Stock Option Committee has the authority to determine all terms and provisions under which awards are granted under the Plans, including the individuals to whom such awards may be granted. The Plans may be amended by our shareholders. They may also be amended by the Board of Directors without approval by the shareholders except to the extent that shareholders' approval is required to ensure favorable tax treatment for incentive stock options or to ensure qualification of the Plans under federal securities laws. Awards generally vest at various times in excess of six months from their date of grant, and are intended as incentive and motivation for our executive officers, as well as to align the interest of those officers more closely with those of our shareholders in advancing corporate objectives. All executive officers have been granted awards under the Plans.

         In addition to incentive stock options granted under the Plans, the Stock Option Committee also has the authority to grant, at its discretion, non-qualified options as well as other stock based awards to certain individuals, including executive officers. To date, non-qualified options have been granted to all executive officers. Awards of restricted stock have also been granted under the Plans. All options granted under the Plans were granted with exercise prices equal to or greater than the fair market value of our Common Stock on the date of grant.

         Compensation of the Chief Executive Officer. During 2001, Dr. Donald L. Drakeman's annual base salary was $600,000, an increase of approximately 46 % from 2000. The increase in Dr. Drakeman's base salary was determined in accordance with the criteria outlined above, the Compensation Committee's evaluation of our overall performance as well as Dr. Drakeman's individual performance. Also, in February 2002, Dr. Drakeman was awarded a cash bonus of $480,000 based upon the evaluation by the Compensation Committee of the achievement of specific strategic milestones set by the Compensation Committee in connection with the review of Dr. Drakeman's compensation for 2001. In addition to the above cash compensation, Dr. Drakeman received stock option awards totaling 520,000 shares and was granted a restricted stock award of 4,500 shares of which 1,500 vested immediately with the remaining 3,000 shares vesting in two equal annual installments commencing in 2002. In addition, in April 2001, Dr. Drakeman received a stock bonus of 20,000 shares of our common stock. These awards were made to Dr. Drakeman and appropriate awards were made to other key employees to ensure the retention of our management. In recognition of his role on our behalf in the founding of our affiliate Genmab A/S, in December 2001 Dr. Drakeman received a stock bonus from us of 88,600 of our ordinary shares of Genmab. This award represented less than 1% of our ownership interest in Genmab as of December 2001.

         Based on its evaluation of Dr. Drakeman's performance, the Compensation and Stock Option Committees believe that Dr. Drakeman's compensation level is appropriate and in line with his peers in the industry.

         Million Dollar Cap. Current U.S. tax law has a $1,000,000 annual tax deduction limit on compensation we pay to our Chief Executive Officer and our four other most highly compensated executive officers. The limit does not apply to "performance-based": compensation (as defined under the Code and related regulations). Compensation is performance-based if we can pay it only if objective pre-established performance criteria set by the Compensation Committee are met. The Compensation Committee may use its discretion to set actual compensation below the maximum amount calculated by application of our performance criteria.

         The Compensation Committee's general policy is to structure compensation programs that allow us to fully deduct the compensation under the above described million dollar cap rules. The Compensation Committee also believes that we need flexibility to meet our incentive and retention objectives, even if we may not deduct all compensation.

Compensation and Stock Option Committees of the Board of Directors.

              Stock Option Committee        Compensation Committee
              ----------------------        ----------------------

              Irwin Lerner                  Irwin Lerner
              Dr. Michael W. Fanger         Charles R. Schaller
                                            Dr. Julius A. Vida

         The report of the Compensation and Stock Option Committees does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933 (the "Securities Act") or under the Securities Exchange Act of 1934 (the "Exchange Act"), except to the extent that we specifically incorporate this report by reference therein.

Compensation Committee and Stock Option Committee Interlocks and Insider Participation.

         The Stock  Option  Committee  is  comprised  of Irwin  Lerner  and
Dr. Michael W. Fanger. The Compensation Committee is comprised of Irwin Lerner, Charles R. Schaller and Dr. Julius A. Vida. None of these directors has been an officer or employee of our company during the past three (3) years. No Compensation Committee and Stock Option Committee interlocks exist between us and another entity.

Report of the Audit Committee

         Each of the members of the Audit Committee qualifies as an "independent" director under the current listing standards of the National Association of Securities Dealers ("NASD").

         As set forth in more detail in the Committee's charter, which was approved by the Board in May 2000 and attached as Appendix A to this Proxy Statement, the Audit Committee's primary responsibilities fall into three broad categories:

         . first, the Committee is charged with monitoring the preparation of quarterly and annual financial reports by our management, including discussions with management and our outside auditors about draft annual financial statements and key accounting and reporting matters;

         . second, the Committee is responsible for matters concerning the relationship with our outside auditors, including recommending their appointment or removal; reviewing the scope of their audit services and related fees, as well as any other services being provided; and determining whether the outside auditors are independent based in part on the annual letter provided us pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); and

         . third, the Committee oversees management's implementation of systems of internal controls, including review of policies relating to legal and regulatory compliance, ethics and conflicts of interests; and review of the activities and recommendations of our internal auditing program.

         The Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee's charter.

         In overseeing the preparation of our financial statements, the Committee met with both management and our outside auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Committee discussed the statements, with both management and the outside auditors. The Committee's review included discussion with our outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees).

         With respect to our outside auditors, the Committee, among other things, discussed with Ernst & Young LLP matters relating to its independence, including the disclosures made to the Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees).

         Finally, the Committee continued to monitor the scope and adequacy of our internal auditing program, including proposals for adequate staffing and to strengthen internal procedures and controls where appropriate.

         On the basis of these reviews and discussions, the Committee recommended to the Board of Directors that the Board approve the inclusion of the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the U.S. Securities and Exchange Commission (SEC).

Members of the Audit Committee

Irwin Lerner
Charles R. Schaller
Dr. Michael W. Fanger

         The report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein.

Principal Accounting Firm Fees

         Audit Fees. The aggregate fees billed by our principal accounting firm,
         ----------
Ernst & Young LLP, for professional services rendered for the audit of our annual financial statements for the year ending December 31, 2001 and the review of the financial statements included in our Quarterly Reports on Form 10-Q for that year were $166,000.

         Financial Information Systems Design and Implementation Fees. During
         -----------------------------------------------------------
the year ended December 31, 2001, Ernst & Young LLP billed our company $0 for professional services with regard to financial information systems design and implementation.

         All Other Fees. The aggregate fees billed for services rendered by
         --------------
Ernst & Young LLP for the year ended December 31, 2001, other than the services described above, was $231,393. These services primarily related to tax advice ($112,818), services rendered in connection with our convertible note offering completed in June 2001 and other registration statements ($56,300), and services rendered in connection with our corporate alliances ($62,275).

EXECUTIVE COMPENSATION TABLES

         Summary Compensation Table. The following Summary Compensation Table provides the annual and long-term compensation paid to our chief executive officer, Dr. Donald L. Drakeman, and our five (5) most highly paid executive officers other than Dr. Drakeman for the years ended December 31, 1999, 2000 and 2001.




                                   Annual Compensation               Long Term Compensation
                                   -------------------               -----------------------
                                                              Restricted      Stock     Long Term
          Name and                                               Stock       Option/    Incentive      All Other
     Principal Position       Year     Salary       Bonus1      Awards2       SARs3      Payouts     Compensation4
     ------------------       ----     ------       -----       ------        ----       -------     ------------
Donald L. Drakeman            2001    $ 500,635   $ 480,000   $ 269,350A      520,000       $ --      $ 1,566,1235
President and Chief           2000      391,5006    250,000          --        46,000         --            3,400
Executive Officer             1999      373,000     200,000     568,750       224,000         --            3,2007

Michael A. Appelbaum          2001      295,000          --     250,000B           --         --            3,400
Executive Vice President      2000      295,000     150,000          --        46,000         --            3,400
                              1999      295,000     125,000     568,750       224,000         --            3,2008

Christian S. Schade           2001     345,288      200,000      74,550C      130,000         --          188,4179
Senior Vice President -       2000      300,00010    25,000          --       300,000         --               --
Finance and
Administration,
and Chief Financial
Officer

Yashwant M. Deo               2001      344,23111        --          --       175,000         --         37,74712
Senior Vice President -       2000      325,00013   115,000          --            --         --         69,10014
Operations, Research and      1999     305,000       90,000          --       100,000         --          3,200
Development and Regulatory
Compliance

Nils Lonberg                  2001      265,481     150,000      19,350D      150,000         --          3,400
Senior Vice President -       2000      215,00015   120,000          --            --         --          3,400
Scientific Director           1999     167,250       80,000     568,750       224,000         --          3,200

W. Bradford Middlekauff       2001     246,010      140,000          --       150,000         --          3,400
Senior Vice President,        2000      200,00016    50,000          --       100,000         --          2,000
General Counsel and
Secretary

---------------------------

(1) A portion of each of the named executive officer's cash compensation for each year shown was paid in the first quarter of the year following the year shown and is reported in this table as bonus.

(2) On November 1, 1999, certain executive officers were granted restricted stock awards under our Plans of 25,000 shares each. On December 17, 1999, each of these executive officers received 25,000 shares of common stock with an aggregate value of $568,750, based on the fair market value price of $22.75 on December 17, 1999, the date the restrictions lapsed.

       (A) On April 4, 2001, Dr. Drakeman received a stock bonus of 20,000 shares common stock with an aggregate value of $250,000, based on the fair market value of $12.50 per share on the date of grant. On September 19, 2001, Dr. Drakeman was granted a restricted stock award under our plans of 4,500 shares of common stock,of which 1,500 shares vested immediately with an aggregate value of $19,350, based on the fair market value of our common stock of $12.90 per share on the date of grant. The remaining 3,000 shares of restricted stock vest in two equal annual installments of 1,500 shares each on September 19, 2002 and 2003, respectively. The value of these unvested shares is $53,880, based on the fair market value of our common stock of $17.96 per share on December 31, 2001.

       (B) On April 4, 2001, Mr. Appelbaum received a stock bonus of 20,000 shares common stock with an aggregate value of $250,000, based on the fair market value of $12.90 per share on the date of grant.

       (C) On October 13, 2000, Mr. Schade was granted a restricted stock award under our plans of 9,000 shares of our common stock, with an aggregate value of $425,520, based on the fair market value of $47.28 per share on the date of grant. The restrictions with respect to 3,000 of these shares lapsed on October 13, 2001with an aggregate market value of $57,120, based upon the fair market value of our common stock of $19.04 per share on that date. The remaining 6,000 shares vest in two equal annual installments of 3,000 shares each on October 13, 2002 and October 13, 2003, respectively. The value of the unvested shares is $107,760, based upon the fair market value of our common stock of $17.96 per share on December 31, 2001. On September 19, 2001, Mr. Schade was granted a restricted stock award under our plans of 4,500 shares of common stock, of which 1,500 shares vested immediately with an aggregate value of $19,350, based on the fair market value of $12.90 per share on the date of grant. The remaining 3,000 shares of restricted stock vest in two equal annual installments of 1,500 shares each on September 19, 2002 and 2003, respectively. The value of these unvested shares is $53,880, based upon the fair market value of our common stock of $17.96 per share on December 31, 2001.

       (D) On September 19, 2001, Dr. Lonberg was granted a restricted stock award under our plans of 4,500 shares of common stock, of which 1,500 shares vested immediately with an aggregate value of $19,350, based on the fair market value of $12.90 per share on the date of grant. The remaining 3,000 shares of restricted stock vest in two equal annual installments of 1,500 shares each on September 19, 2002 and 2003, respectively. The value of these unvested shares is $53,880, based upon the fair market value of our common stock of $17.96 on December 31, 2001.

(3) We have not granted any stock appreciation rights (SARs) or made any long term incentive payouts. Adjusted to reflect our 2-for-1 stock split effective as of September 27, 2000.

(4)    Unless otherwise specified, represents matching funds under our 401(k)
       Plan.

(5) On December 13, 2001, a stock bonus of 88,600 ordinary shares of our affiliate, Genmab A/S, previously held by us was awarded to Dr. Drakeman, with an aggregate value of $1,562,723 based on the then fair market value of the Genmab shares of $17.64 per ordinary share.

(6) Includes $18,500 of a retroactive salary increase effective as of July 1, 2000, and paid in January 2001.

(7) Excludes $1,967,070 of deferred compensation. This deferred compensation relates to 782,134 shares of our common stock issued to Dr. Drakeman in the form of phantom stock units under our Executive Deferred Compensation Plan ("the Plan") established in March 1999. The phantom stock units were issued to Dr. Drakeman under the Plan upon the exercise of certain stock options, which were scheduled to expire on June 15, 1999. Under the terms of the Plan, the phantom stock units are to be settled 100% in shares of our common stock in 12 equal quarterly installments commencing on May 5, 2002.

(8) Excludes $103,530 of deferred compensation. This deferred compensation relates to 41,164 shares of our common stock issued to Mr. Appelbaum in the form of phantom stock units under the Plan. The phantom stock units were issued to Mr. Appelbaum under the Plan upon the exercise of certain stock options, which were scheduled to expire on June 15, 1999. Under the terms of the Plan, the phantom stock units are to be settled 100% in shares in one lump sum on May 5, 2002.

(9) Includes $3,400 of matching funds under our 401(k) Plan and reimbursement in the amount of $185,017 for certain relocation expenses.

(10) Represents Mr. Schade's 2000 stated annual salary. Mr.Schade began his employment with us on October 13, 2000, and actually received $51,923 during the year ended December 31, 2000.

(11) Represents actual amounts paid to Dr. Deo during 2001. As of December 19, 2001, Dr. Deo was no longer employed as our Senior Vice President - Operations, Research and Development and Regulatory Compliance and is currently employed by us on a part-time basis.

(12) Includes $3,400 of matching funds under our 401(k) Plan and reimbursement in the amount of $34,347 for certain relocation expenses.

(13) Includes $20,000 of a retroactive salary increase effective as of July 1, 2000, and paid in January 2001.

(14) Includes $3,400 of matching funds under our 401(k) Plan and reimbursement of $65,700 for certain living expenses.

(15) Includes $40,000 of a retroactive salary increase effective July 1, 2000, and paid in January 2001.

(16)   Represents  Mr.  Middlekauff's  2000 stated annual salary.
       Mr. Middlekauff began employment with us on March 2, 2000, and actually received $163,077 during the year ended December 31, 2000.

         Stock Option Table. The following table sets forth information concerning stock options granted during the year ended December 31, 2001 to each of the executive officers named in the Summary Compensation Table. In addition, in accordance with the rules of the SEC, the table shows the hypothetical gains for such options based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term.




                                                                                           Potential Realizable
                                                                                         Value at Assumed Annual
                                                                                           Rates of Stock Price
                                         Option Grants in Last Fiscal Year                   Appreciation for
                                                 Individual Grants                            Option Term1
                            ---------------------------------------------------          ------------------------
                                               % of Total
                                               Options/SARs

                             Options/SARs       Granted to     Exercise or
                                Granted        Employees in    Base Price    Expiration
           Name                  (#)2          Fiscal Year     ($/Share)3       Date            5% ($)      10% ($)
           ----             -----------        ------------    -----------   ----------         -------     -------
Donald L. Drakeman             120,000              4%               $27.81      /9/2011    $2,098,747   $5,318,637
                               400,000             13%                12.91    9/19/2011     3,246,354    8,226,899

Michael A. Appelbaum                --              0%                   --           --            --           --
Christian S. Schade             30,000              1%                27.81     1/9/2011       524,687    1,329,659
                               100,000              3%                12.91    9/19/2011       811,589    2,056,725

Yashwant M. Deo                 75,000              2%                27.81     1/9/2011     1,311,717    3,324,148
                               100,000              3%                12.91    9/19/2011       811,589    2,056,725

Nils Lonberg                    50,000              2%                27.81     1/9/2011       874,478    2,216,099
                               100,000              3%                12.91    9/19/2011       811,589    2,056,725

W. Bradford Middlekauff         50,000              2%                27.81     1/9/2011       874,478    2,216,099
                               100,000              3%                12.91    9/19/2011       811,589    2,056,725

------------------

(1) The "potential realizable value" shown will be achieved only if the options have been held for the full ten years and the stock price has appreciated at the assumed rate. For the named executive officers, the value is calculated from the option price per share of options granted in fiscal year 2001. Potential realizable value is listed for illustration purposes only. The values disclosed are not intended to be and should not be interpreted as representations or projections of future value of our stock or of the stock price.

(2) All options may be exercised at any time before the expiration date so long as employment with us continues; provided, however, that the options may be exercised within twelve months after the death of the optionee or three months after the termination of the optionee's employment as the result of disability. We have granted no SARs under the Plans.

(3)   All grants were made at 100% of fair market value as of the date of grant.

     Aggregate Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values. The following table presents the number and value of unexercised options held by each of the executive officers named in the Summary Compensation Table at December 31, 2001, distinguishing between options that are exercisable and those that are not exercisable.



           Aggregate Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values1



                           Shares        Value
                          Acquired     Realized2              Number of Unexercised          Value of Unexercised
                             on          ($)                     Options/SARs at          In-the-Money Options/SARs
                          Exercise     ---------                 Fiscal Year End            at Fiscal Year End($)3
                            (#)                            ----------------------------   -----------------------------
          Name            --------                         Exercisable    Unexercisable    Exercisable    Unexercisable
          ----                                             -----------    -------------    -----------     ------------

Donald L. Drakeman           --          $ --                626,405        403,595         $6,992,570      $2,022,000
Michael A. Appelbaum         --           --                  52,846             --                                  -
                                                                                               925,632

Christian S. Schade          --           --                 326,405        103,595                 --         505,500
Yashwant M. Deo              --           --                 456,205        103,595          5,821,598         505,500
Nils Lonberg                 --           --                 300,405        103,595                            505,500
                                                                                             3,711,920

W. Bradford Middlekauff      --           --                 126,405        103,595                 --         505,500

------------------------------

(1) All options were granted at 100% of fair market value on the date of grant. Optionees may satisfy the exercise price by submitting currently owned shares and/or cash. Income tax withholding obligations may be satisfied by electing to have us withhold shares otherwise issuable under the option with a fair market value equal to such obligations.

(2) Fair market value of underlying securities at exercise minus the exercise price.

(3) Based upon the last reported sale price of our common stock on the Nasdaq National Market of $17.96 on December 31, 2001.

         We have not deferred payment of any cash compensation payable to executive officers for services rendered during the last fiscal year. No executive officer received compensation not reported in the Summary Compensation Table, other than pursuant to the Plans, in excess of $50,000 or 10% of the compensation reported in the Summary Compensation Table.

EMPLOYMENT AND CONSULTING AGREEMENTS

         Dr. Donald L. Drakeman. We have entered into an employment agreement with Dr. Donald L. Drakeman pursuant to which he is employed as our President and Chief Executive Officer. Dr. Drakeman's current annual salary is $600,000, which may be periodically increased by the Board of Directors. The agreement expires on October 1, 2002, and is automatically renewed for successive one year terms unless we or Dr. Drakeman elect not to renew. If the agreement is not renewed by us, Dr. Drakeman is entitled to one (1) year's severance pay, subject to reduction if Dr. Drakeman finds alternative employment during that period. The agreement contains covenants not to compete which are subject to differing qualifications upon termination with cause, without cause, non-renewal and upon a change of control. If we terminate Dr. Drakeman's employment without cause, Dr. Drakeman is entitled to two (2) full years' severance pay. In the event of a change in control of Medarex, Dr. Drakeman has the right to terminate the agreement on 90 days' written notice to us. In such event, we will pay Dr. Drakeman an amount equal to one (1) full year's salary. Dr. Drakeman has the right to resign voluntarily upon giving us 90 days' prior notice, in which case he will be subject to a noncompetition covenant for a period of one (1) year from the date of termination. If Dr. Drakeman elects not to renew his employment beyond the 2002 calendar year, Dr. Drakeman will not be subject to a noncompetition covenant.

         Mr. Michael A. Appelbaum. We have entered into an employment agreement with Michael A. Appelbaum pursuant to which he is employed as our Executive Vice President. Mr. Appelbaum's current annual salary is $295,000, which may be periodically increased by the Board of Directors. The agreement expires on October 1, 2002 and is automatically renewed for successive one (1) year terms unless we or Mr. Appelbaum elect not to renew. If the agreement is not renewed by us, Mr. Appelbaum is entitled to one (1) year's severance pay subject to reduction if Mr. Appelbaum finds alternative employment during that period. The agreement contains covenants not to compete which are subject to differing qualifications upon termination with cause, without cause, non-renewal, and upon a change of control. If we terminate Mr. Appelbaum's employment without cause, Mr. Appelbaum is entitled to two (2) full years' severance pay. In the event of a change in control of Medarex, Mr. Appelbaum has the right to terminate the agreement on 90 days' written notice to us. In such event, we will pay Mr. Appelbaum an amount equal to one (1) full year's salary. Mr. Appelbaum has the right to resign voluntarily upon giving us 90 days' prior notice, in which case he will be subject to a noncompetition covenant for a period of one (1) year from the date of termination. If Mr. Appelbaum elects not to renew his employment beyond the 2002 calendar year, Mr. Appelbaum will not be subject to a noncompetition covenant.

         Mr. Christian S. Schade. We have entered into an employment agreement with Christian S. Schade pursuant to which he is employed as our Senior Vice President, Finance and Administration, and Chief Financial Officer. Mr. Schade's current annual salary is $363,000 and may be periodically increased by the Board of Directors. The agreement expires on October 13, 2003 and is automatically renewed for successive one (1) year terms unless we or Mr. Schade elect not to renew. If the agreement is not renewed by us, Mr. Schade is entitled to one (1) year's severance pay subject to reduction if Mr. Schade finds alternative employment during that period. The agreement contains covenants not to compete which are subject to differing qualifications, upon termination with cause, without cause, non-renewal, and upon a change of control. If we terminate Mr. Schade's employment without cause, Mr. Schade is entitled to two (2) full years' severance pay. In the event of a change of control of Medarex, Mr. Schade has the right to terminate the agreement on 90 days' prior written notice. In such event, we will pay Mr. Schade an amount equal to one (1) full year's salary. Mr. Schade has the right to resign voluntarily upon giving us 90 days' prior written notice, in which case he will be subject to a noncompetition covenant for a period of one (1) year from the date of termination. If Mr. Schade elects not to renew his employment beyond October 13, 2003, or 2004, Mr. Schade will be subject to a noncompetition covenant for a period of one (1) year following the date of termination. If Mr. Schade elects not to renew his employment beyond October 13, 2005 or if we elect not to renew his employment beyond October 13, 2003, Mr. Schade will not subject to a noncompetition covenant.

         Mr. W. Bradford Middlekauff. We have entered into an employment agreement with W. Bradford Middlekauff pursuant to which he is employed as our Senior Vice President, General Counsel and Secretary. Mr. Middlekauff's current annual salary is $264,500 and may be periodically increased by the Board of Directors. The agreement expires on October 1, 2002 and is automatically renewed for successive one (1) year terms unless we or Mr. Middlekauff elect not to renew. If the agreement is not renewed by us, Mr. Middlekauff is entitled to one
(1) year's severance pay subject to reduction if Mr. Middlekauff finds alternative employment during that period. The agreement contains covenants not to compete which are subject to differing qualifications, upon termination with cause, without cause, non-renewal, and upon a change of control. If we terminate Mr. Middlekauff's employment without cause, Mr. Middlekauff is entitled to two
(2) full years' severance pay. In the event of a change of control of Medarex, Mr. Middlekauff has the right to terminate the agreement on 90 days' prior written notice. In such event, we will pay Mr. Middlekauff an amount equal to one (1) full year's salary. Mr. Middlekauff has the right to resign voluntarily upon giving us 90 days' prior written notice, in which case he will be subject to a noncompetition covenant for a period of one (1) year from the date of termination. If Mr. Middlekauff elects not to renew his employment beyond October 1, 2002, or 2003, Mr. Middlekauff will be subject to a noncompetition covenant for a period of one (1) year from the date of termination. If Mr. Middlekauff elects not to renew his employment beyond October 1, 2004, or if we elect not to renew his employment beyond October 1, 2002, Mr. Middlekauff will not be subject to a noncompetition covenant.

         Dr. Yashwant M. Deo. Dr. Yashwant M. Deo was employed as our Senior Vice President - Operations, Research and Development and Regulatory Compliance until December, 2001. Dr. Deo is now employed by us on a part-time basis.

         Dr. Michael W. Fanger. We have entered into a consulting agreement with Dr. Michael W. Fanger, one of our scientific founders, pursuant to which Dr. Fanger has agreed to perform certain consulting services for us. Under the terms of this agreement, Dr. Fanger will receive $3,333 per month during the term of the agreement. The term of this agreement expires in July of each calendar year, and is automatically extended indefinitely for additional one (1) year terms unless notice is given by either party of its election not to so extend the agreement.

         Dr. Julius A. Vida. We maintain a consulting agreement with Dr. Julius A. Vida pursuant to which Dr. Vida has agreed to perform certain consulting services relating to the development of corporate partnerships and licensing programs. Under the terms of this agreement, Dr. Vida will receive $1,600 per month plus $1,600 per day for each day of service in excess of 12 days per calendar year. Dr. Vida will also be reimbursed for all reasonable out-of-pocket expenses incurred in connection with services provided at our request. The agreement will be automatically renewed for so long as Dr. Vida remains a member of our Board of Directors.

         Mr. Irwin Lerner. We maintain a consulting agreement with Irwin Lerner, pursuant to which Mr. Lerner has agreed to perform certain consulting services relating to strategic planning and the development of corporate partnerships. Under the terms of this agreement, Mr. Lerner will receive $4,167 per month during the term of the agreement. Mr. Lerner will also be reimbursed for all reasonable out-of-pocket expenses incurred in connection with services provided at our request. The agreement will be automatically renewed for so long as Mr. Lerner remains a member of our Board of Directors.

         Dr. W. Leigh Thompson, Jr. We maintain a consulting agreement with Dr. W. Leigh Thompson, Jr., pursuant to which Dr. Thompson has agreed to perform certain consulting services relating to strategic planning and the development of corporate partnerships. Under the terms of this agreement, Dr. Thompson will receive $1,200 per month during the term of the agreement. Dr. Thompson will also be reimbursed for all reasonable out-of-pocket expenses incurred in connection with services provided at our request. The agreement will be automatically renewed for so long as Dr. Thompson remains a member of our Board of Directors.

         Mr. Charles R. Schaller. We maintain an arrangement with Charles R. Schaller pursuant to which Mr. Schaller provides business and strategic planning services. It is not anticipated that he will receive more than $2,000 per month in connection with this arrangement. Mr. Schaller will also be reimbursed for all reasonable out-of-pocket expenses incurred in connection with services provided at our request.

         We require our employees to execute confidentiality and nondisclosure agreements upon the commencement of employment with us. The agreements provide that all inventions or discoveries by the employee related to our business and all confidential information developed or made known to the employee during the term of employment shall be our exclusive property and shall not be disclosed to third parties without our prior approval. However, public policy limitations and the difficulty of obtaining injunctive relief may impair our ability to enforce the non-competition and nondisclosure covenants made by our employees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Genmab A/S

         In March 1999, we and a group of unrelated third party investors formed Genmab A/S, a Danish biotechnology company. Genmab was established to develop and commercialize a portfolio of fully human antibodies derived from our HuMAb-Mouse(R) technology. Initially, we contributed a license to our human antibody technology for producing antibodies to particular targets in exchange for approximately 44% of Genmab's share capital. During Genmab's initial 12 months of operation, Genmab raised additional equity and, in connection therewith, we agreed to expand our license to provide Genmab with broader rights to our human antibody technology in exchange for further equity, thereby maintaining our level of ownership in Genmab's share capital. Specifically, in exchange for equity, we granted Genmab 16 fully paid-up commercial licenses for antibody products. In addition, in connection with a private placement in May 2000, we made an additional cash investment of $18,000,000 in Genmab in order to maintainour approximately 44% ownership interest in Genmab. In August 2000, we received additional equity in connection with the Genomics Agreement (as described below) which increased our equity interest in Genmab to approximately 45%.

         In August 2000, we entered into a binding memorandum of understanding, or the Genomics Agreement, with Genmab, pursuant to which we granted Genmab rights to market our transgenic mouse technologies for multi-target (five or more targets) genomics partnerships to certain pharmaceutical and biotechnology companies whose headquarters are located in Europe. Under the terms of the Genomics Agreement, Genmab may market our human antibody technology for multi-target partnerships to any European based company, or for non-multi-target (less than five targets) partnerships, to any company worldwide, except for: (i) certain Medarex partners, including Novartis Pharma AG, Merck KGaA, Schering AG, Aventis Behring LLC, IDM and Scil Biomedicals GmbH; and (ii) any European based pharmaceutical company with worldwide revenues in excess of $1 billion in 1999, provided, however, that Genmab may market our human antibody technology to Sanofi/Synthelabo and Boehringer Ingelheim. We also have the right to participate in Genmab's multi-target partnerships, thereby sharing in certain costs and commercial benefits. We retain all rights to market our technology to companies headquartered outside of Europe and to all companies for non-multi-target partnerships in Europe. Certain license fees, milestones and royalties due to us under our previously existing agreement with Genmab were reduced. The Genomics Agreement also provides that, under certain circumstances, we must negotiate in good faith to manufacture antibodies for Genmab's partnerships.

         In addition, under the terms of the Genomics Agreement, we granted Genmab an option to receive certain rights in Europe with respect to the development and commercialization of up to four antibody products we may obtain through our alliance with Eos Biotechnology, Inc. Finally, the Genomics Agreement grants Genmab certain rights to access technologies acquired by us from Biosite Incorporated and Kirin Brewery, Ltd.

         The Genomics Agreement has an initial term of five years with a right exercisable by Genmab to extend the term for an additional two years. For each year of the agreement and during the term of any extension, we will receive $2 million per year from Genmab. At Genmab's option, these amounts may be paid in either cash or capital stock. As part of this transaction, in August 2000, we received 279,760 shares of Genmab stock valued at $2 million, representing payment for the first year. In August 2001, we received $2 million in cash for the second annual payment.

         In September 2000, we entered into an amended agreement, or the Amended Genomics Agreement with Genmab, pursuant to which we agreed to assign to Genmab 100% of our economic interest in each product we jointly develop with Oxford Glycosciences plc, or a Medarex/OGS product, and sell in Europe, and 50% of our economic interest in each Medarex/OGS product sold outside of North America and Europe. Under the terms of the Amended Genomics Agreement, if a Medarex/OGS Product is intended to be sold only in Europe, Genmab will reimburse us for 100% of our research, development, manufacturing and commercialization expenses associated with such product. If the Medarex/OGS Product is to be sold only in North America, Genmab will not be obligated to reimburse us for any such expenses. In all other cases, Genmab will reimburse us for 50% of such expenses. The first potential product candidate which may be subject to this arrangement is an anti-heparanase I antibody. In addition, we sold one-half of our equity interest in OGS to Genmab for $2.5 million, which was our original cost of such equity interest.

         In October 2000, Genmab became a publicly traded company listed for trading on the Copenhagen Stock Exchange and admitted to the Geregelter Markt for trading on the Neuer Markt, a segment of the Frankfurt Stock Exchange. As a result of raising the equivalent of $187 million (based on the then current exchange rate), our ownership interest in Genmab was reduced to approximately 32.9%.

         During the year ended December 31, 2001, we received payments from Genmab for manufacturing services and reimbursement of administrative expenses of $6,171,466 and paid Genmab $59,978 for expenditures made on our behalf.

         Until August 1, 2000, Genmab's President and Chief Executive Officer, Dr. Lisa N. Drakeman, was our Senior Vice President - Head of Business Development. Dr. Lisa N. Drakeman currently has a consulting agreement with us. Under the terms of such consulting agreement, Dr. Lisa N. Drakeman will provide us with up to two days per month of consulting services. As compensation for her services under this consulting agreement, Dr. Lisa N. Drakeman was granted a stock option to purchase 10,000 shares of our common stock at an exercise price equal to the market price of our common stock as of the date of grant. Dr. Lisa
N. Drakeman owns 30,000 shares of our common stock. Additionally, each of two of Dr. Lisa M. Drakeman's adult children living in the same household owns 15,536 shares of our common stock. In addition, Dr. Lisa N. Drakeman has fully vested options to purchase an additional 278,000 shares of our common stock at an average weighted exercise price of $6.55 per share. Dr. Lisa N. Drakeman beneficially owns approximately 1.4% of Genmab's outstanding share capital. Dr. Lisa N. Drakeman is married to our President and Chief Executive Officer, Dr. Donald L. Drakeman.

         In December 2001, 88,600 ordinary shares of our holdings of Genmab capital stock were awarded as a bonus to our President and Chief Executive Officer, Dr. Donald L. Drakeman, reducing our ownership percentage in Genmab from 32.9% to approximately 32.6% and resulting in additional non-cash compensation of approximately $1,563,000 which was partially offset by the gain on disposition of the Genmab stock of $1,442,000. In connection with this transaction, we loaned Dr. Drakeman $751,000 for the payment of income taxes related to the stock bonus. The loan was due no later than five years from issuance and was full recourse. Interest was payable on the stated maturity or any accelerated maturity at the prime rate, compounded quarterly. The loan, including all interest accrued thereon, was repaid on February 12, 2002.

         Mr. Irwin Lerner, the Chairman of our Board of Directors, and of certain committees of our Board of Directors, is also a director of Genmab. In connection with his position on the board of directors of Genmab, Mr. Lerner has been awarded warrants to purchase 60,000 shares of Genmab's capital stock at a weighted average exercise price of 99.75 Danish Kroner (DKK).

         Until August 2001, Genmab's Chief Scientific Officer, Dr. Jan G. J. Van de Winkel, was the Vice President and Scientific Director of Medarex Europe, our wholly-owned subsidiary incorporated in The Netherlands. Dr. Van de Winkel currently has a consulting agreement with us. Under the terms of such consulting agreement, Dr. Van de Winkel will provide us with consulting services for up to two days per month. As compensation for such services, on August 1, 2000, Dr. Van de Winkel was granted options to purchase 30,000 shares of our common stock, at an exercise price equal to the market price of our common stock as of the date of the grant.

         Dr. Ernst Schweizer, who was President of Medarex Europe until January 1, 2002, is also a director of Genmab. Dr. Schweizer is currently Head of Business Development at Genmab. In connection with his position on the board of directors of Genmab, Dr. Schweizer has been awarded options to purchase 55,000 shares of Genmab's capital stock at an average weighted exercise price of DKK 56.75. Dr. Schweizer is currently employed as a consultant to Medarex.

Eos Biotechnology, Inc.

         We have entered into a collaboration with Eos Biotechnology, Inc., or Eos, a privately held company, to develop and commercialize genomics-derived, antibody-based therapeutic products. We also have an agreement with Eos to generate fully human monoclonal antibodies to several target antigens. In addition, in September 2000, we purchased shares of preferred stock of Eos for an aggregate purchase price of $2.5 million as part of a $27.5 million private offering by Eos. Dr. Frederick B. Craves, a member of our Board of Directors, is also a member of the board of directors of Eos. BCC Acquisition I LLC beneficially owns approximately 5.1% of our common stock and is an affiliate of The Bay City Capital Fund I, L.P., which, along with related entities, owns an equity interest in the capital stock of Eos. Dr. Craves is a principal of Bay City Capital LLC, an affiliate of The Bay City Capital Fund I, L.P., which is one of the members of BCC Acquisition I, LLC.

Immuno-Design Molecules, S.A.

         In July 2000, we entered into a Unit Purchase Agreement and an Amended and Restated Technology Access Agreement with Immuno-Design Molecules, S.A., or IDM, a privately held French biotechnology company, whereby we licensed to IDM certain of our technologies in exchange for equity units in IDM, consisting of common stock and warrants to purchase convertible debt of IDM. As a result of this transaction, we recorded a gain from the transfer of the technology of approximately $40.5 million (based on an independent valuation). In October 2000, we made an additional equity investment in IDM of approximately $5.2 million which was part of a $41.5 million private placement by IDM which brought our equity position in IDM to approximately 6%. In the event that we exercise certain warrants held by us to purchase convertible or redeemable bonds of IDM and such bonds are converted or redeemed, our equity position in IDM would be approximately 29%. These warrants are exercisable between September 2002 and September 2010, and such bonds may be converted or redeemed within six months of such exercise. As part of this transaction, we waived our existing rights to acquire the commercialization rights in North America to certain of IDM's technology in targeted immunotherapy. We have also entered into a separate collaboration with IDM involving the use of our human antibody technology for the generation of fully human antibodies. Under the terms of this collaboration, we could receive research payments, license fees, milestone payments and royalties. During 2001, we recognized contract and license revenues of approximately $20.3 million from IDM. Dr. Donald L. Drakeman, our President and Chief Executive Officer and a member of our Board of Directors, is also a member of the board of directors of IDM.

FibroGen, Inc.

         In July 1998, we entered into a Research and Commercialization Agreement with FibroGen, Inc., or FibroGen, a privately held company, whereby FibroGen obtained rights to our fully human monoclonal antibody technology to develop and commercialize therapeutic antibodies against certain targets, in exchange for research fees, license fees, and milestones and royalty payments with respect to products developed and commercialized by FibroGen. Dr. Julius A. Vida, a member of our Board of Directors, is also a member of the board of directors of FibroGen.

Incyte Genomics, Inc.

         In September 2001, we entered into a Collaboration Agreement with Incyte Genomics, Inc., or Incyte, a publicly traded company, to develop and commercialize novel therapeutics produced through the application of our fully human monoclonal antibody technology against targets identified by Incyte. Dr. Frederick B. Craves, a member of our Board of Directors, is also a member of the board of directors of Incyte.

Oxford GlycoSciences plc

         In November 2001, we entered into a Collaboration Agreement with Oxford GlycoSciences plc, a publicly traded company, to develop and commercialize novel therapeutics produced through the joint application of our fully human monoclonal antibody technology and Oxford GlycoSciences' proprietary proteomics technology for high-throughput protein analysis and target validation. As part of this agreement, we made a $5 million equity investment in Oxford GlycoSciences and immediately sold one-half of this equity interest to Genmab for $2.5 million. Dr. Donald L. Drakeman, our President and Chief Executive Officer and a member of our Board of Directors, is also a member of the board of directors of Oxford GlycoSciences.

Other

         On June 27, 2001, we loaned $1,250,000 to Mr. Christian S. Schade our Senior Vice President-Finance and Administration and Chief Financial Officer, in connection with Mr. Schade's relocation to Princeton, New Jersey, the site of our corporate headquarters. The loan was payable upon demand. The interest rate associated with this loan was at a rate of six percent (6%) per annum (on the basis of a 365-day year and actual days elapsed). On July 10, 2001 Mr. Schade paid back the loan in full, including interest for the period that the loan was outstanding.

STOCK PRICE PERFORMANCE GRAPH

         The graph and table below compare the cumulative total shareholder return (stock price appreciation plus reinvested dividends, if any) on an annual basis for our Common Stock against the cumulative total returns on the Nasdaq Stock Market Index (U.S.) and a peer group we selected for the period from December 31, 1996 through December 31, 2001. The peer group consists of the following biotechnology companies: Abgenix, Inc.; Imclone Systems, Inc.; Protein Design Labs, Inc.; Xoma Corporation; Cytogen Corporation; Idec Pharmaceuticals Corporation; Immunogen, Inc.; Cantab Pharmaceuticals plc; NeoRx Corporation; and Immunomedics, Inc. The relevant information with respect to the peer group was furnished by Research Data Group.


                        [PERFORMANCE GRAPH APPEARS HERE]



                                 12/96       12/97     12/98     12/99     12/00
 MEDAREX, INC.                  100.00       75.00     43.30    532.14   1164.29
 NASDAQ STOCK MARKET (U.S.)     100.00      122.48    172.68    320.89    193.01
 PEER GROUP                     100.00       98.28     88.41    346.19    701.97

         The above graph and table assume $100 invested on December 31, 1996, with all dividends reinvested, in each of our Common Stock, the peer group and the Nasdaq Stock Market Index (U.S.).

MEDAREX STOCK OWNED BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT

         The following table sets forth as of April 5, 2002, the number of shares and percentage of our Common Stock held by (i) each person who owns of record or who is known by us to "beneficially own" more than 5% of our Common Stock, (ii) each of our executive officers, directors and nominees and (iii) all of our officers and directors as a group. As of April 5, 2002, we had 74,092,416 shares of Common Stock outstanding.

         "Beneficial ownership" is broadly defined by the U.S. Securities and Exchange Commission (SEC) to mean more than ownership in the usual sense. So, for example, a person "beneficially" owns our Common Stock not only if he or she holds it directly, but also if he or she indirectly (through a relationship, a position as a director or trustee, or a contract or understanding), has (or shares) the power to vote the stock, or to sell it, or if he or she has the right to acquire it within 60 days.

                                                                             Amount and Nature of
                                                                                  Beneficial                Percent
Officers, Directors and Principal Shareholders                                   Ownership(1)                Owned
----------------------------------------------                                   ------------                -----
Citigroup, Inc.(2) ........................................................        4,007,233                   5.1%
399 Park Avenue
New York, NY 10043

BCC Acquisition I LLC .....................................................        3,791,346                   5.1%
Bay City Capital
750 Battery Street, Suite 600
San Francisco, CA  94111

FMR Corp. .................................................................        3,779,127                   5.1%
82 Devonshire Street
Boston, MA

Dr. Donald L. Drakeman (3) ................................................        2,194,756                   2.9%

Dr. Michael W. Fanger (4) .................................................         918,644                    1.2%

Dr. Nils Lonberg (5) ......................................................         465,606                     *

Christian S. Schade (6) ...................................................         443,500                     *

Irwin Lerner (7) ..........................................................         341,000                     *

Charles R. Schaller (8) ...................................................         271,272                     *

Dr. Frederick B. Craves (9) ...............................................         235,894                     *

W. Bradford Middlekauff (10). .............................................         233,000                     *

                                                                             Amount and Nature of
                                                                                  Beneficial                Percent
Officers, Directors and Principal Shareholders                                   Ownership(1)                Owned
----------------------------------------------                                   ------------                -----
Dr. Julius A. Vida (11) ..................................................          155,520                    *

Michael A. Appelbaum (12) ................................................          143,164                    *

Dr. W. Leigh Thompson, Jr. (13) ..........................................          134,000                    *

Dr. Ronald J. Saldarini(14) ..............................................          50,000                     *

All officers and directors as a group (12  persons)(15)                            5,586,356                  7.2%

-----------------------

(1) The persons named in the table above have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them subject to community property laws where applicable and the information contained in this table and these notes.

(2) Represents shares issuable upon conversion of our 4.50% Convertible Subordinated Notes due 2006. Includes 3,871,683 shares issuable, but not yet outstanding, upon conversion of such Notes held by Salomon Smith Barney Holders, Inc., an entity controlled by Citigroup, Inc.

(3) Includes 30,000 shares held by Dr. Donald L. Drakeman's wife, Dr. Lisa N. Drakeman, 278,000 shares issuable pursuant to options held by Dr. Lisa N. Drakeman, 15,536 shares held by Cynthia Drakeman, Dr. Drakeman's adult daughter living in the same household, and 15,536 shares held by Amy Drakeman, Dr. Drakeman's adult daughter living in the same household. Also includes 1,030,000 shares issuable pursuant to options and 782,134 phantom stock units.

(4) Includes 106,000 shares issuable pursuant to options and 161,000 shares held by Dr. Fanger's wife. Also includes 205,824 phantom stock units.

(5)   Includes 404,000 shares issuable pursuant to options.

(6) Includes 13,500 shares of restricted stock and 430,000 shares issuable pursuant to options.

(7)   Includes 311,000 shares issuable pursuant to options.

(8) Includes 171,000 shares issuable pursuant to options and 28,422 phantom stock units.

(9) Includes 111,894 shares held by BCC Acquisition I LLC. Dr. Craves disclaims beneficial ownership of such shares. Includes 124,000 shares issuable pursuant options.

(10) Includes 3,000 shares of restricted stock and 230,000 shares issuable pursuant to options.

(11) Includes 39,500 shares issuable pursuant to options. Also includes 2,330 shares held by Dr. Vida's wife and 200 shares held by Dr. Vida's son.

(12) Includes 52,846 shares issuable pursuant to options and 41,164 phantom stock units.

(13)  Represents 134,000 shares issuable pursuant to options.

(14)  Represents 50,000 shares issuable pursuant to options.

(15) Includes 3,360,346 shares issuable pursuant to options and warrants and 1,057,544 phantom stock units.

* Less than 1%.

SECTION 16(a) REPORTING

         Under the securities laws of the United States, our directors, our executive officers (and certain other officers), and any persons holding ten percent (10%) or more of our Common Stock are required to report their ownership of our Common Stock and any changes in that ownership to the SEC. Specific due dates for these reports have been established and we are required to report in this Proxy Statement any failure to file by these dates during 2001.

         In a series of open market transactions, BCC Acquisition I LLC. ("BCC Acquisition") sold 462,000 shares of our common stock between October 30, 2000 and December 19, 2000. Our director, Dr. Frederick B. Craves, had an indirect ownership interest in 13,613 of these shares, which is described as follows: The Bay City Capital Fund I, L.P. ("BCC") has approximately a 74.634% proportional interest in the capital account of BCC Acquisition. Bay City Capital Management LLC ("BCC Management") owns a 3.75% general partnership interest in BCC. The Craves Group LLC owns a 50% proportional interest in the capital account of BCC Management. Dr. Craves owns a 1/3 proportional interest in the capital account of The Craves Group LLC. In addition, The Craves Group LLC has a 10% limited partnership interest in BCC. On November 13, 2001, Dr. Craves filed a late Form 4 reporting the sales of the shares indirectly owned by him.

         Other than the foregoing, all of these filing requirements were satisfied by our directors and executive officers during 2001.

PROPOSAL 2 - APPROVAL OF AN INCREASE IN THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER OUR 2001 STOCK OPTION PLAN

         We are asking you to approve an amendment to our 2001 Stock Option Plan. The purpose of the amendment is to increase the number of shares of our common stock with respect to which we may grant Awards under the 2001 Stock Option Plan by 3,000,000 shares from 3,500,000 to 6,500,000 shares.

         As of April 5, 2002, under the 2001 Stock Option Plan, 1,589,750 shares of our common stock were available for issuance and we had granted options to purchase 1,910,250 shares with a market value of $26,743,500, based on a fair market value of $14.00 per share on that date. As of April 5, 2002, 32,250 shares of our common stock had been issued upon the exercise of stock options granted under the 2001 Stock Option Plan. The weighted average exercise price per share of options that were outstanding as of April 5, 2002 was $13.17.

         The Board has unanimously approved the proposed amendment to the 2001 Stock Option Plan and has directed that such authorization be submitted for the approval of the shareholders at the Annual Meeting. The amendment to the 2001 Stock Option Plan will become effective on the date of shareholder approval on May 22, 2002 (the "Effective Date").

         The following description of the 2001 Stock Option Plan as amended by the proposed amendment is only a summary of the important provisions of the 2001 Stock Option Plan and does not contain all of the terms and conditions of the 2001 Stock Option Plan. You can obtain a copy of the full text of the 2001 Stock Option Plan, without charge, upon request to our corporate Secretary.

What Is the Purpose of the 2001 Stock Option Plan?

         The purpose of the 2001 Stock Option Plan is to help us hire and keep directors, consultants, officers and other employees of outstanding ability and to motivate employees to exert their best efforts on our behalf. In addition, we expect to benefit from the added interest which the optionees will have in our welfare as a result of their ownership or increased ownership of our Common Stock.

What Types of Options and Awards Can be Granted Under the 2001 Stock Option
Plan?

         Options and other awards authorized under the 2001 Stock Option Plan include:

         . incentive stock options ("ISOs") which are intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code");

         . stock options which are "non-qualified" for federal income tax purposes ("NQOs"), to which the provisions of the Code pertaining to ISOs do not apply;

         . restricted stock awards, which are awards of stock that are subject to forfeiture in the event of premature termination of employment, our failure to meet certain performance objectives, or other conditions;

         . stock appreciation rights ("SARs"), which enable a recipient to profit immediately from the difference between the exercise price of an option and the fair market value of the stock;

         . deferred stock awards, which are awards of stock that are not distributed to the participant until after a specified deferral period;

         . and other stock-based awards permitted under the 2001 Stock Option Plan (including, but not limited to, performance shares and convertible debentures).

         Each award described above is sometimes referred to in this Proxy Statement as an "Award," and all such awards are sometime collectively referred to in this Proxy Statement as "Awards."

         The 2001 Stock Option Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended.

How Is the 2001 Stock Option Plan To Be Administered?

         . The 2001 Stock Option Plan is administered by the Stock Option Committee, which shall consist of at least two (2) directors, appointed by the Board, who are "Non-Employee Directors" as defined by the SEC under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         . The term of office of the Stock Option Committee members is as fixed from time to time by the Board of Directors. The Board may from time to time remove members from the Stock Option Committee, with or without cause, or add members to the Stock Option Committee. Vacancies in the Stock Option Committee, however caused, will be filled by the Board.

         . Subject to the express terms and conditions of the 2001 Stock Option Plan, the Stock Option Committee has full power to make Awards, to construe or interpret the 2001 Stock Option Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations necessary or advisable for its administration. Except as otherwise provided in the 2001 Stock Option Plan, the Stock Option Committee may also determine which persons shall be granted Awards, the nature of the Awards granted, the number of shares subject to Awards and the time at which Awards shall be made. Such determinations will be final and binding.

How Much Stock Will Be Available Under the 2001 Stock Option Plan, As Amended By This Proposal?

         . The only class of stock subject to an Award is Common Stock. The maximum number of shares of Common Stock with respect to which Awards may be granted is 6,500,000 shares, however, this number is subject to adjustment in the event of a recapitalization, reorganization or similar event.

         . The maximum number of shares of Common Stock with respect to which Awards may be granted to any participant in any year under the 2001 Stock Option Plan is 400,000 shares.

         . Shares may consist, in whole or in part, of authorized and unissued shares or treasury shares, except that treasury shares must be used in the case of Awards of restricted stock. Any shares represented by Awards which are cancelled, forfeited, terminated or expire unexercised will again be available for grants and issuance under the 2001 Stock Option Plan.

Who Is Eligible to Participate in the 2001 Stock Option Plan?

         . Persons eligible for Awards under the 2001 Stock Option Plan are limited to directors, consultants, officers and other employees of Medarex and our subsidiaries who are responsible for the management, growth, profitability and protection of the business of Medarex and our subsidiaries ("Eligible Persons").

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

         . The Stock Option Committee selects who will receive Awards and the amount and nature of such Awards.

What Happens If the Number of Outstanding Shares Changes Because of a Merger, Consolidation, Recapitalization or Reorganization?

         . In the event that our outstanding shares of Common Stock are increased, decreased, or changed or converted into other securities by reason of merger, reorganization, consolidation, recapitalization, stock dividend, extraordinary cash dividend or other change in our corporate structure affecting the stock, the number of shares that may be delivered under the 2001 Stock Option Plan and the number and/or the option price of shares subject to outstanding options and any other Awards under the 2001 Stock Option Plan may be adjusted in the sole discretion of the Stock Option Committee to the extent that the Stock Option Committee determines to be appropriate, provided, however, that the number of shares subject to any Awards will always be a whole number, and provided further that, in the case of ISOs, no such adjustment will be authorized to the extent that it would constitute a "modification" as defined in Section 424(h)(3) of the Code or would cause the 2001 Stock Option Plan to violate
               Section 422(b)(1) of the Code or any successor provision thereto.

         . The adjusted option price will also be used to determine the amount payable to us upon the exercise of any SAR associated with any option.

When Will the 2001 Stock Option Plan Terminate?

         The 2001 Stock Option Plan will expire on May 23, 2011, but the Board of Directors may terminate the 2001 Stock Option Plan at any time prior to that date and Awards granted prior to such termination may extend beyond such date. Termination of the 2001 Stock Option Plan will not alter or impair, without the consent of the optionee or grantee, any of the rights or obligations of any Award made under the 2001 Stock Option Plan.

What Changes Can the Board Make to the 2001 Stock Option Plan?

         The Board may from time to time alter, amend, suspend or discontinue the 2001 Stock Option Plan; however, no such action of the Board may alter the provisions of the 2001 Stock Option Plan so as to alter any outstanding Awards to the detriment of the optionee or participant without such participant's consent, and no amendment to the 2001 Stock Option Plan may be made without shareholder approval if such amendment would materially increase the benefits to participants in the 2001 Stock Option Plan, materially increase the number of shares issuable under the 2001 Stock Option Plan, reduce below 100% (110% in the case of a 10% Owner) of the fair market value on the date of grant the price per share of which any option may be granted, extend the terms of the 2001 Stock Option Plan or the period during which options may be granted or exercised or materially modify requirements as to eligibility to participate in the 2001 Stock Option Plan.

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

What Are the Important Provisions of the Plan With Respect to Each Type of
Award?

A.       Options
         -------

         Option Price. The Stock Option Committee shall determine the option price of all NQOs and all ISOs; provided however, that the option price shall not be less than 100% of the fair market value of the Common Stock on the date the option is granted and, provided further, that in the case of a participant who owns more than 10% of our issued and outstanding stock on the date of grant, the option price of an ISO shall be at least 110% of the fair market value of the Common Stock on the date the option is granted. The aggregate fair market value of the Common Stock with respect to which an ISO is exercisable for the first time by an optionee during any calendar year shall not exceed $100,000.

         Option Term. The Stock Option Committee shall determine the expiration date of each Option; provided, however, that no ISO shall be exercisable after the expiration of ten (10) years and (1) one day from the date the option was granted, and, provided further, that ISOs granted to employees who are 10% owners on the date of grant shall expire no later than five (5) years from the date of grant. Options may terminate earlier as provided elsewhere herein.

         Exercisability of Options. The Stock Option Committee shall determine when Options are exercisable, in whole or in part, provided however, that, except as provided in the 2001 Stock Option Plan, or unless otherwise determined by the Stock Option Committee at or subsequent to the date of grant, Options will not be exercisable until the first anniversary date of the granting of the Option. Options granted under the 2001 Stock Option Plan are subject to provisions regarding acceleration of exercise in the event of a Change of Control (as defined in the 2001 Stock Option Plan), including exercise by officers, directors and 10% Owners, and termination of employment due to retirement, death, disability, termination without cause and voluntary termination with our consent.

         Method of Exercise. Options may be exercised, in whole or in part, by giving us written notice of exercise specifying the optionee's election to purchase shares subject to the options. Upon exercise of Options and payment of the exercise price, we will issue shares out of the amount so authorized under the 2001 Stock Option Plan. The exercise price of an Option shall be paid for in full (i) with cash (either by certified or bank check), or (ii) at the sole discretion of the Stock Option Committee, in the equivalent fair market value of shares of unrestricted Common Stock already owned by the optionee, properly endorsed, or (iii) in the case of NQOs and at the sole discretion of the Stock Option Committee, in the equivalent fair market value of restricted Common Stock already owned by the optionee, or deferred stock subject to an Award under our Plans. The Stock Option Committee may require any person entitled to receive payment in respect of an Award to remit to us, prior to such payment, an amount sufficient to satisfy any federal, state or local tax withholding requirements.

         Unless the Stock Option Committee determines otherwise at the time of grant, during the 60-day period after a Change of Control, and only with respect to Options that are unaccompanied by an SAR, each optionee (other than (i) a member of the Stock Option

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

Committee or (ii) an optionee who initiated a Change of Control in a capacity other than as one of our officers or directors) shall have the right to elect, by giving us written notice, to surrender all or part of the Option to us and to receive in cash (in lieu of exercising the Option) an amount equal to the amount by which the fair market value per share of the Common Stock on the date of exercise exceeds the exercise price per share under the Option multiplied by the number of shares of Common Stock granted under the Option as to which such right is exercised.

         However, any officer, director or 10% Owner of our capital stock (collectively, an "Insider") may only settle such right pursuant to an irrevocable election to settle the right no earlier than six (6) months after the date of such election, provided that the change of control transaction was approved by our shareholders (excluding Insider shareholders).

         The fair market value of the Common Stock attributable to any such right associated with an ISO is calculated on the same basis of determining the fair market value on the date of exercise of the ISO. The fair market value of the Common Stock attributable to any such right associated with an NQO is the higher of (i) the highest reported sale price of our Common Stock on the Nasdaq National Market for the 60-day period preceding the Change of Control and (ii) the highest per share price paid in any Change of Control transaction.

         Restrictions on Transferability. The Stock Option Committee, in its absolute discretion, may impose such restrictions on the transferability of the Options granted under the 2001 Stock Option Plan as it deems appropriate. Any such restrictions shall be set forth in the Stock Option Agreement with respect to such Options and may be referred to on the certificates evidencing shares issued pursuant to an Award. ISOs may not be transferred by an optionee other than by will or by laws of descent and distribution.

         Termination by Death. Except to the extent otherwise provided by the Committee at or after the time of grant, if an optionee's relationship with or employment with us and/or any of our subsidiaries terminates by reason of death, the options may thereafter be immediately exercised in full by the legal representative of the estate or by the legatee of the optionee under the will of the optionee, for a period of 15 months from the date of such death or until the expiration of the stated period of the option whichever period is the shorter. The Committee has determined that for all options issued under the Plan after November 1, 2001, upon the death of the optionee, such options may be exercised in full by the legal representative of the estate or by the legatee of the optionee under the will of the optionee until the expiration of the stated period of the option.

          Termination by Reason of Retirement or Permanent Disability. Except to the extent otherwise provided by the Committee at or after the time of grant, if an optionee's relationship with or employment with us and/or any of our subsidiaries terminates by reason of retirement or permanent disability, any stock option held by such optionee may thereafter be exercised in full, but may not be exercised after three years from the date of such termination or the expiration of the stated period of the option, whichever period is the shorter; provided, however, that if the optionee dies within such three-year period, any unexercised stock option held by such optionee shall thereafter be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of the optionee's death or for the stated period of the option, whichever period is the shorter.

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

         Other Termination. Unless otherwise determined by the Committee at or after grant, if an optionee's relationship with or employment with us and/or any of our subsidiaries terminates for any reason other than death, permanent disability or retirement, the options shall thereupon terminate; provided, however, that if such termination is by our action and other than discharge for reason of willful violation of our rules or by voluntary resignation of the optionee, in either case within 18 months following a Change of Control, any stock options held by the optionee may be exercised by the optionee until the earlier of six months and one day after such termination or the expiration of such options in accordance with their terms.

         If an optionee holding ISOs does not exercise the Option within three
(3) months after termination of such optionee's employment (one (1) year if such optionee's employment was terminated due to disability) the Option shall cease to be an ISO and shall be treated as an NQO for federal income tax purposes. In the event that an optionee's employment is terminated by reason of such optionee's death, or if the optionee's death occurs within three months after termination of the optionee's employment, any ISOs shall continue to be treated as ISOs regardless of when they are exercised.

         Option Buyout. The Stock Option Committee may at any time offer to repurchase an Option, based on such terms and conditions as the Stock Option Committee shall establish at the time of such offer.

B.       Stock Appreciation Rights
         -------------------------

         Grant and Exercise. SARs enable a recipient to profit immediately from the disparity between the exercise price of the option and the fair market value of the stock. SARs may be granted as part of an Award (i) in the case of an NQO, at the time of the grant or thereafter, and (ii) in the case of an ISO, at the time of the grant only. SARs generally terminate upon the exercise of the related option and, unless exercised in connection with the death or permanent disability of the participant, are subject to the exercise conditions imposed on Insiders by Section 16 of the Exchange Act. SARs granted in connection with ISOs may be exercised only when the market price of the stock subject to the ISO exceeds the option price of the ISO.

         Method of Exercise. Upon exercise of the SAR, the optionee shall receive in cash or stock, as determined by the Stock Option Committee, the difference between the fair market value of the stock at the time of exercise and the exercise price of the option, multiplied by the number of shares in respect of which the SAR has been exercised. However, for sixty (60) days following a Change of Control, an SAR unaccompanied by an ISO shall be valued at the higher of (a) the highest reported sales price on the Nasdaq National Market (or on such other exchange as our stock may then be listed) and (b) the highest price paid per share of our stock in such Change of Control transaction.

C.       Restricted Stock, Deferred Stock And Other Stock Based Awards
         -------------------------------------------------------------

         Grant. The Stock Option Committee may, in its discretion, award to a recipient either restricted stock, deferred stock or other stock based awards (collectively the "Stock Awards").

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

The Stock Awards will be evidenced by an agreement and provide that the stock subject to the Stock Award is not transferable for a specified period, or, in the case of an Award of deferred stock, not issuable for a specified period. In the case of a deferred stock Award, the Stock Option Committee may require a minimum payment at the end of the restrictive period or completion of a specified performance period and, in the event of a Change of Control, Stock Awards will be immediately issued to the recipient. Each recipient of a Stock Award will be a shareholder and have all the rights of a shareholder with respect to such shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such shares. Subject to the provisions of the 2001 Stock Option Plan and each agreement, each recipient of the Stock Award will be entitled to receive currently or on a deferred basis, interest or dividends, or equivalents thereof, with respect to such Award and the Stock Option Committee may provide that such amounts shall be deemed to be reinvested in additional stock or otherwise reinvested. Any stock based Award shall be issued for no cash consideration and any underlying securities of such Award shall be priced at no less than 50% of the fair market value of the stock on the date of grant.

         If the recipient of a Stock Award ceases to be an employee for any reason, then the Stock Award is subject to forfeiture, except as provided in the particular agreement and except as such forfeiture may be waived by the Stock Option Committee when it, in its discretion, determines that such waiver is in our best interests.

         In the event of a participant's retirement, permanent disability or death, or in cases of special circumstances, the Stock Option Committee may waive any or all of the remaining restrictions and limitations imposed under the 2001 Stock Option Plan with respect to any Stock Awards.

         Restrictions on Transferability. Shares of restricted stock and deferred stock Awards may not be sold, exchanged, transferred, pledged, hypothecated, or otherwise disposed of until such time as the stated restrictions, or deferral period, as the case may be, lapse. The Stock Option Committee, in its absolute discretion, may impose such restrictions on the transferability of the Stock Awards granted this 2001 Stock Option Plan as it deems appropriate. Any such restrictions shall be set forth in the Stock Option Agreement with respect to such Stock Awards and may be referred to on the certificates evidencing shares issued pursuant to any such Stock Award. Shares of restricted stock will be evidenced by a certificate that bears a restrictive legend.

What are the Federal Income Tax Consequences of the 2001 Stock Option Plan?

         The following discussion is a summary of the Federal income tax consequences to recipients of Awards and to us with respect to Awards granted under the 2001 Stock Option Plan. The 2001 Stock Option Plan is not qualified under Section 401(a) of the Code.

         Incentive Stock Options (ISOs). No income is generally recognized by an optionee when an ISO is granted or exercised. If the stock obtained upon exercise of an ISO is sold more than one (1) year after exercise and two (2) years after grant, the difference between the option price and the amount realized on the sale will be treated as long-term capital gain, which presently is subject to tax at a maximum rate of 20%. We are not entitled to a deduction as a result of the grant or exercise of an ISO or the sale of the stock acquired upon exercise thereof if the stock is held by the optionee for the requisite periods.

         If, however, the stock acquired upon exercise of an ISO is sold less than one (1) year after exercise or less than two (2) years after grant, the lesser of (i) the difference between the fair market value on the date of exercise and the option price or (ii) the difference between the amount realized on the sale and the option price will be treated as ordinary income, and we will be entitled to a corresponding deduction. The excess of the amount realized on the sale over the fair market value on the date of exercise, if any, will be treated as long-term or short-term capital gain, depending on the length of time the stock is held.

         The excess of the fair market value of the stock over the option price on the date of exercise of an ISO will constitute an adjustment for alternative minimum tax purposes which may result in the optionee being subject to the alternative minimum tax.

         Nonqualified Stock Options (NQOs). No income is recognized by an optionee when an NQO is granted. Except as described below, upon exercise of an NQO an optionee is treated as having received ordinary income at the time of exercise in the amount equal to the difference between the option price paid and the then fair market value of the Common Stock acquired. We will be required to withhold tax thereon and will be entitled to a deduction at the same time and in an amount corresponding to such difference. The optionee's basis in the Common Stock acquired upon exercise of an NQO will be equal to the option price plus the amount of ordinary income recognized, and any gain or loss thereafter recognized upon disposition of the Common Stock is generally treated as capital gain or loss.

         $100,000 Exercise Limitation for ISOs. If the aggregate fair market value of stock (determined at the date of grant) with respect to which ISOs granted after December 31, 1986 become exercisable, whether by passing of an anniversary date, acceleration or otherwise, during any one (1) calendar year exceeds $100,000, the excess will be treated for tax purposes as NQOs, with options being taken into account therefor in the order of grant.

         Payment with Common Stock. The 2001 Stock Option Plan allows an optionee to deliver Common Stock he already owns in payment of the option price. For any shares of Common Stock so exchanged, an amount equal to the fair market value thereof on the date tendered will be credited against the option price. In general, an optionee will not recognize gain with respect to any shares delivered to us in exchange for new shares acquired in the exercise of an Option.

         In the event Common Stock is used to pay the option price for an NQO, gain or loss will not be recognized in connection with such exchange to the extent that the number of shares of stock received on exercise does not exceed the number of shares of stock surrendered. The optionee's basis in the new shares will be equal to the basis of the stock surrendered and the holding period thereof will include the holding period of the shares exchanged. The fair market value of any additional shares received upon exercise of an NQO in exchange for stock (less any cash or other property paid in connection with the exercise), will constitute compensation to the

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

optionee taxable as ordinary income. The optionee's basis in these additional shares will be equal to the amount of compensation included in income plus any cash or value of other property paid upon exercise, and the holding period therefor will begin on the date of the exchange.

         In the event Common Stock is used to pay the option price for an ISO, gain or loss normally will not be recognized in connection with such exchange. To the extent that the number of shares of stock received on exercise does not exceed the number of shares surrendered, proposed Treasury Regulations provide that the optionee's basis in these shares will be equal to the basis of the stock surrendered and, except as provided below, has the same holding period as the stock surrendered. To the extent the optionee receives a number of shares in excess of the number of shares surrendered, the optionee's basis in such additional shares will be zero (plus any gain recognized and any cash paid in connection with the exercise) and the holding period for such additional shares will begin on the date of such exchange.

         If Common Stock acquired upon the exercise of an ISO is delivered in payment of the option price upon the exercise of a second ISO before the stock was held for the requisite holding period, then the stock so delivered will not be eligible for tax-free treatment in the exchange, but instead the optionee generally will be required to recognize ordinary income at the time such stock is delivered as described above under "Incentive Stock Options."

         There are special complex rules relating to the allocation of basis and the holding period of ISO stock acquired by payment with previously held Common Stock. For example, the disposition of such shares prior to the end of the required holding period may result in a greater portion of the proceeds of disposition being treated as ordinary compensation income than might otherwise be expected.

         Stock Appreciation Rights (SARs). No tax is imposed on an optionee pursuant to a grant of an SAR. Upon exercise of an SAR, the optionee will recognize ordinary income equal to the amount of cash he receives, and we will be entitled to a compensation deduction. SAR payments are wages subject to withholding at the regular withholding rates applicable to the optionee's salary income. For a salaried optionee, the amount received upon settlement of an SAR is a "supplemental wage payment" subject to a flat 28% withholding obligation.

         Temporary and Proposed Treasury Regulations provide that an alternative right to receive a taxable cash payment for the cancellation or surrender of an ISO does not disqualify the Option as an ISO if the exercise of the right has the same economic and tax consequences as the exercise of the Option followed by the immediate sale of the underlying shares. Accordingly, the grant of an SAR linked to an ISO under the 2001 Stock Option Plan will not cause the ISO to lose its preferential tax treatment because the SAR will result in the same economic and income tax consequences to the optionee as if the optionee had exercised the ISO and sold the stock received upon exercising the ISO.

         Restricted Stock. Restricted Stock awarded to an employee may be subject to any number of restrictions (including deferred vesting, limitations on transfer, and forfeitability) imposed by the Stock Option Committee. In general, the receipt of Restricted Stock will not result in the recognition of income by an employee until such time as the shares are either not

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

forfeitable or are freely transferable. Upon the lapse of such restrictions, the employee will be required to include as ordinary income the difference between the amount paid for the Restricted Stock, if any, and the fair market value of such stock on the date the restrictions lapse, and we will be entitled to a corresponding deduction. In addition, any dividends paid with respect to the Restricted Stock prior to the lapse of the restrictions will be treated as compensation income by the employee and will be deductible by us. Employees receiving Restricted Stock Awards may elect to include the value of such stock (less any amounts paid for such stock) as ordinary income at the time the Award is made. Employees making this election would treat any gain or loss realized on a sale of the Restricted Stock as capital gain or loss, but would not be entitled to any loss deduction if they forfeited the Restricted Stock pursuant to the restrictions imposed by the Stock Option Committee.

         Deferred Stock. Deferred Stock awarded to an employee will not be delivered to the employee until after a specified period of time (the "Deferral Period"). Upon delivery of the shares after the Deferral Period, the employee may be required to make a minimum payment for the shares and/or the shares may be subject to restrictions similar to those imposed on Restricted Stock Awards. In general, an employee will be required to include the Deferred Stock Award as compensation income (and we will receive a deduction) at the earliest time such shares have been delivered and are freely transferable or are no longer subject to a substantial risk of forfeiture. The amount of compensation income (and our deduction) will be the difference between the amount paid for the Deferred Stock, if any, and the fair market value of the Deferred Stock at the time such restrictions lapse. Any dividends paid with respect to the Deferred Stock prior to the time that the employee has included such stock as compensation income will be treated as additional compensation income and will be deductible by us. Employees receiving a Deferred Stock Award may elect to include the value of such stock (less any amount paid for such stock) as compensation at the time the Award is made. Employees making this election would treat any gain or loss realized on a sale of the Deferred Stock as capital gain or loss, but would not be entitled to any loss deduction if they forfeited the Deferred Stock pursuant to the restrictions imposed by the Stock Option Committee.

         Other Stock Based Awards. The Stock Option Committee may issue other stock based Awards, including performance shares and convertible debentures. These Awards may be subject to such restrictions as may be imposed by the Stock Option Committee. In general, employees receiving such Awards will be required to include the fair market value of the Award in income as additional compensation on the date that the Award becomes freely transferable or is no longer subject to a substantial risk of forfeiture, and we will be entitled to a corresponding deduction.

         In view of the complexity of the tax aspects of transactions involving the grant and exercise of ISOs, NQOs, and SARs, and the receipt and disposition of shares of Common Stock in connection with those and other Awards under the 2001 Stock Option Plan, and because the impact of taxes will vary depending on individual circumstances, each employee receiving an Award under the 2001 Stock Option Plan should consult his or her own tax advisor to determine the tax consequences in such employee's particular circumstances.

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

         Cap on Company Deductions for Certain Compensation. Under Section 162(m) of the Code, certain compensation payments in excess of $1 million are subject to a cap on deductibility by us. The limitation on deductibility applies with respect to that portion of a compensation payment for a taxable year in excess of $1 million to either the chief executive officer of the corporation or any one of the other four highest paid executives. Certain performance-based compensation is not subject to the cap on deductibility. Although certain stock-based compensation can qualify for this performance-based exception, Awards granted under the 2001 Stock Option Plan do not qualify.

Registration with the Commission

         We filed a Registration Statement on Form S-8 covering the 2001 Stock Option Plan on October 24, 2001. If the authorization of the amendment to the 2001 Stock Option Plan is approved by the shareholders, we intend to file a Registration Statement on Form S-8 covering such additional shares.

PROPOSAL 3 - APPROVAL OF OUR 2002 EMPLOYEE STOCK PURCHASE PLAN

         We are asking you to approve our 2002 Employee Stock Purchase Plan. The Board has unanimously approved the 2002 Employee Stock Purchase Plan and has directed that such authorization be submitted for the approval of the shareholders at the Annual Meeting. The essential features of the 2002 Employee Stock Purchase Plan (the "Purchase Plan") are outlined below:

         Purpose. The purpose of the Purchase Plan is to provide a means by which employees (and any parent or subsidiary designated by the Board to participate in the Purchase Plan) may be given an opportunity to purchase our Common Stock through payroll deductions, to assist us in retaining the services of our employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for our success. All of our approximately 340 full-time employees are eligible to participate in the Purchase Plan.

         The rights to purchase Common Stock granted under the Purchase Plan are intended to qualify as options issued under an "employee stock purchase plan" as that term is defined in Section 423(b) of the Code.

         Administration. The Board administers the Purchase Plan and has the final power to construe and interpret both the Purchase Plan and the rights granted under it. The Board has the power, subject to the provisions of the Purchase Plan, to determine when and how rights to purchase our Common Stock will be granted, the provisions of each offering of such rights (which need not be identical), and whether employees of any parent or subsidiary will be eligible to participate in the Purchase Plan.

         The Board has the power to delegate administration of the Purchase Plan to a committee composed of not fewer than one or more members of the Board. As used herein with respect to the Purchase Plan, the "Board" refers to any committee the Board appoints and to the Board.

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

         Offerings. The Purchase Plan is implemented by offerings of rights to all eligible employees from time to time by the Board. Generally, each offering is 24 months long and is divided into four shorter "purchase periods" approximately six months long.

         Eligibility. Any person who is customarily employed at least 20 hours per week and five months per calendar year by us (or by any parent or subsidiary designated by the Board) on the first day of an offering is eligible to participate in that offering, provided such employee has been continuously employed by us or the designated affiliate for such continuous period of time as the Board may require not to exceed two years. Our officers who are "highly compensated" as defined in the Code are eligible to participate in the Purchase Plan.

         However, no employee is eligible to participate in the Purchase Plan if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock or of any parent or subsidiary (including any stock that such employee may purchase under all outstanding rights and options). In addition, no employee may purchase more than $25,000 worth of Common Stock (determined at the fair market value of the shares at the time such rights are granted) under all of our and our affiliates employee stock purchase plans in any calendar year.

         Participation in the Plan. Eligible employees may enroll in the Purchase Plan by delivering to us prior to the date selected by the Board as the offering date for the offering, an agreement authorizing payroll deductions of up to 10% of such employees' earnings during the offering.

         Purchase Price. The purchase price per share at which shares of Common Stock are sold in an offering under the Purchase Plan is the lower of (i) 85% of the fair market value of a share of Common Stock on first day of the offering or
(ii) 85% of the fair market value of a share of Common Stock on the last day of the purchase period.

         Payment of Purchase Price; Payroll Deductions. The purchase price of the shares is accumulated by payroll deductions over the offering. At any time during the offering, a participant may reduce or increase or terminate his or her payroll deductions as the Board provides in the offering. All payroll deductions made on behalf of a participant are credited to his or her account under the Purchase Plan and deposited with our general funds. A participant may not make additional payments into such account.

         Purchase of Stock. By executing an agreement to participate in the Purchase Plan, the employee is entitled to purchase shares under the Purchase Plan. In connection with offerings made under the Purchase Plan, the Board may specify a maximum number of shares of Common Stock an employee may be granted the right to purchase and the maximum aggregate number of shares of Common Stock that may be purchased pursuant to such offering by all participants. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number of shares of Common Stock available for issuance under the Purchase Plan, the Board would make a pro rata allocation of available shares in a uniform and equitable manner. Unless the employee's participation is discontinued, his or her right to purchase shares is exercised automatically at the end of the purchase period at the applicable price. See "Withdrawal" below.

         Withdrawal. While each participant in the Purchase Plan is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given offering by terminating his or her payroll deductions and by delivering to us a notice of withdrawal from the Purchase Plan. Such withdrawal may be elected at any time prior to the end of the applicable offering, subject to administrative rules established by the Board.

         Upon any withdrawal from an offering by the employee, we will distribute to the employee his or her accumulated payroll deductions without interest, less any accumulated deductions previously applied to the purchase of shares of Common Stock on the employee's behalf during such offering, and such employee's interest in the offering will be automatically terminated. The employee is not entitled to again participate in that offering. However, an employee's withdrawal from an offering will not have any effect upon such employee's eligibility to participate in subsequent offerings under the Purchase Plan.

         Termination of Employment. Rights granted pursuant to any offering under the Purchase Plan terminate immediately upon cessation of an employee's employment for any reason, and we will distribute to such employee all of his or her accumulated payroll deductions, without interest.

         Restrictions on Transfer. Rights granted under the Purchase Plan are not transferable and may be exercised only by the person to whom such rights are granted.

         Duration, Amendment and Termination. The Board may suspend or terminate the Purchase Plan at any time. Unless terminated earlier, the Purchase Plan will terminate at the time that all of the shares of Common Stock reserved for issuance under the Purchase Plan have been issued.

         The Board may amend the Purchase Plan at any time. Any amendment of the Purchase Plan must be approved by the shareholders within 12 months of its adoption by the Board if the amendment would (i) increase the number of shares of Common Stock reserved for issuance under the Purchase Plan, (ii) modify the requirements relating to eligibility for participation in the Purchase Plan, or
(iii) modify any other provision of the Purchase Plan in a manner that would materially increase the benefits accruing to participants under the Purchase Plan, if such approval is required in order to comply with the requirements of Rule 16b-3 under the Exchange Act.

         Rights granted before amendment or termination of the Purchase Plan will not be altered or impaired by any amendment or termination of the Purchase Plan without consent of the employee to whom such rights were granted.

         Effect of Certain Corporate Events. In the event we are involved in certain designated corporate transactions involving the Company, outstanding rights under the Purchase Plan either may be assumed or be substituted with similar rights by the surviving entity. If the surviving entity does not assume or substitute the outstanding rights under the Purchase Plan, then a participant's accumulated contributions will be used to purchase shares prior to the corporate transaction and the participant's rights under the current offering will terminate immediately after such purchase.

         Stock Subject to Purchase Plan. Subject to this Proposal, an aggregate of 500,000 shares of Common Stock is reserved for issuance under the Purchase Plan, plus an annual increase to be added on the day of each annual shareholder meeting for a period of 10 years, beginning with the annual shareholder meeting in 2003, equal to the lesser of (i) 500,000 shares, (ii) 1% of the total number of shares of Common Stock outstanding on such date, or (iii) such smaller number as determined by the Board. If rights granted under the Purchase Plan expire, lapse or otherwise terminate without being exercised, the shares of Common Stock not purchased under such rights again becomes available for issuance under the Purchase Plan.

         Federal Income Tax Information. Rights granted under the Purchase Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under
Section 423 of the Code.

         A participant will be taxed on amounts withheld for the purchase of shares of Common Stock as if such amounts were actually received. Other than this, no income will be taxable to a participant until disposition of the acquired shares, and the method of taxation will depend upon the holding period of the acquired shares.

         If the stock is disposed of more than two years after the beginning of the offering period and more than one year after the stock is transferred to the participant or if a participant dies while holding the stock, then the lesser of
(i) the excess of the sales price of the stock over the exercise price or (ii) the excess of the fair market value of the stock as of the beginning of the offering period over the exercise price will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss. Capital gains currently are subject to lower tax rates than ordinary income.

         If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such exercise date. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.

         There are no federal income tax consequences to us by reason of the grant or exercise of rights under the Purchase Plan. We are entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness and the satisfaction of tax reporting obligations).

PROPOSAL 4 - APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors seeks from the shareholders an indication of their approval or disapproval of our appointment of Ernst & Young LLP as our independent auditors for 2002.

         The firm of Ernst & Young LLP acted as our independent auditors for the fiscal year ended December 31, 2001 and has been selected by the Audit Committee of the Board of Directors to act as our independent auditors for the current fiscal year. Although the selection and appointment of independent auditors is not required to be submitted to a vote of shareholders, the directors have decided to ask the shareholders to ratify the appointment.

         If the appointment of Ernst & Young LLP as independent auditors for 2002 is not approved by the shareholders, the adverse vote will be considered a direction to the Board of Directors to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, the appointment for the year 2002 will stand unless the Board of Directors determines that a change of auditors would be in the best interests of our Company.

         Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

OTHER MATTERS

General

         The Board of Directors knows of no other matters to come before the Annual Meeting, other than that which is set forth herein and in the accompanying Notice of Annual Meeting. However, if any other matters should properly come before the meeting, it is the intention of the persons named in the accompanying Proxy to vote such Proxies as in their discretion they may deem advisable.

Expenses of Solicitation

         The cost of soliciting proxies will be borne by us, including expenses in connection with the preparation and mailing of this Proxy Statement and all papers which now accompany or may hereafter supplement it. The solicitation will be made by mail. We will supply brokers or persons holding shares of record in their names or in the names of their nominees for other persons, as beneficial owners, with such additional copies of proxies, proxy materials and Annual Reports as may reasonably be requested in order for such record holders to send one (1) copy to each beneficial owner, and will, upon request of such record holders, reimburse them for their reasonable expenses in mailing such material. Certain of our directors, officers and employees, not especially employed for this purpose, may solicit proxies, without additional remuneration therefor, by mail, telephone, telegraph, facsimile or personal interview.

Shareholders' Proposals for Next Annual Meeting

         Shareholders' proposals submitted pursuant to Rule 14a-8 of the Exchange Act intended to be presented at our 2003 Annual Meeting of Shareholders, tentatively scheduled for Wednesday, May 21, 2003 must be received by us at our offices shown on the first page of this Proxy Statement by December 1, 2002, for inclusion in our proxy statement relating to such meeting.

ANNUAL REPORT

         Our 2001 Annual Report to Shareholders (which includes financial statements for the fiscal year ended December 31, 2001) accompanies this Proxy Statement but is not to be deemed part of this Proxy Statement. A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 filed with the SEC is available to shareholders without charge upon written request to our principal offices to the attention of the Secretary.


                                        By Order of the Board of Directors

                                        /s/ W. Bradford Middlekauff

                                        W. BRADFORD MIDDLEKAUFF

                                        Senior Vice President, General Counsel
                                        and Secretary

April 17, 2002

                                   APPENDIX A

Medarex, Inc. Board of Directors
Audit Committee Charter

Organization

This charter governs the operations of the Audit Committee (the "Committee") of Medarex, Inc. (the "Company"). The Committee shall review and reassess the charter at least annually and obtain the approval of the Board of Directors. The Committee shall be appointed by the Board of Directors and shall comprise at least three directors, each of whom are independent of management and the Company. Members of the Committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All Committee members shall be financially literate, or shall become financially literate within a reasonable period of time after appointment to the Committee, and at least one member shall have accounting or related financial management expertise.

Statement of Policy

The Committee shall provide assistance to the Board of Directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the Board of Directors. In so doing, it is the responsibility of the Committee to maintain free and open communication among the Committee, independent auditors, the internal auditors and management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel or other experts for this purpose.

Responsibilities and Processes

The primary responsibility of the Committee is to oversee the Company's financial reporting process on behalf of the Board of Directors and report the results of their activities to the Board of Directors. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The Committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices and ethical behavior.

The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

..         The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board of Directors and the Committee, as representatives of the Company's shareholders. The Committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The Committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the Committee shall review and recommend to the Board of Directors the selection of the Company's independent auditors, subject to shareholders' approval.

..         The Committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits, including the adequacy of staffing and compensation. Also, the Committee shall discuss with management, the internal auditors and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the Committee shall meet separately with the internal auditors and the independent auditors, with and without management present, to discuss the results of the examinations.

..         The Committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The chair of the Committee may represent the entire Committee for the purpose of this review.

..         The Committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

PROXY                                                                   PROXY
                                 MEDAREX, INC.
                              707 State Road #206
                          Princeton, New Jersey 08540

                 PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held May 22, 2002

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints DONALD L. DRAKEMAN and CHRISTIAN S. SCHADE and each of them, attorneys and proxies, with full power of substitution, and authorizes them to vote all shares of Common Stock of Medarex, Inc. held of record by the undersigned on April 5, 2002, at the Annual Meeting of Shareholders to be held on May 22, 2002, and any adjournments thereof, hereby revoking all previous proxies, with all powers the undersigned would possess if present, on all matters mentioned in the Notice of Annual meeting dated April 17, 2002, as follows:

           INSTRUCTIONS: MARK ONLY ONE BOX FOR EACH NUMBERED MATTER

The following matters have been proposed by the Company:

1. The election of three Class II Directors each to serve for a term to expire in 2005--Nominees Michael A. Appelbaum, Dr. Michael W. Fanger and Dr. Frederick B. Craves.
   INSTRUCTION: To withhold authority to vote for any individual nominee(s), write the name(s) on the line below).

       [_]  FOR NOMINEE LISTED      [_]  WITHHOLD AUTHORITY TO VOTE FOR NOMINEE
--------------------------------------------------------------------------------

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

 2. The approval of the authorization of 3,000,000 new shares of common stock for additional awards to be granted under our 2001 Stock Option Plan.

                       [_]  FOR  [_]  AGAINST [_]  ABSTAIN

 3. The approval of our 2002 Employee Stock Purchase Plan.

                       [_]  FOR  [_]  AGAINST [_]  ABSTAIN

 4. The ratification of the appointment of Ernst & Young LLP as independent auditors for the current fiscal year.

                       [_]  FOR  [_]  AGAINST [_]  ABSTAIN

 5. In their descretion, to vote upon such other business as may properly come before the Annual Meeting.
  UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" ITEMS 1, 2, 3, AND
    4.

                               Please mark, date, sign and
                               return this Proxy promptly,
                               using the enclosed envelope.

                                     DATED: ___________ , 2002
                                              Month Day


                               --------------------------------------
                                             Signature

                               Please sign exactly as name
                               appears hereon, indicating
                               official position or
                               representative capacity, if
                               any. If shares are held
                               jointly, both owners must sign.

                                              I plan to attend the meeting.

                                              [_] YES    [_] NO

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS